EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of January 11, 2015, by and among Tekmira Pharmaceuticals Corporation, a British Columbia corporation (“Parent”); TKM Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”); and OnCore Biopharma, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           Parent, Merger Sub and the Company intend to engage in a business combination to advance their long-term strategies to be effected by a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned direct subsidiary of Parent.

B.           It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement qualifies as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

C.           The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D.           In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing stockholder consents to be delivered to Parent concurrently with the execution of this Agreement (the “Company Stockholder Consents”).

E.            In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing and delivering to Company and Parent, concurrently with the execution of this Agreement, voting agreements in favour of the Company and Parent (the “Parent Stockholder Voting Agreements”), in the form attached hereto as Exhibit B.

F.           Certain stockholders of the Company and certain stockholders of Parent are entering into lock-up agreements (collectively, the “Lock-up Agreements”), in the forms attached hereto as Exhibit C, concurrently with the execution of this Agreement.

G.           In order to induce the Company to enter into this Agreement and consummate the Merger, Parent is entering into a registration rights agreement (the “Registration Rights Agreement”) with certain stockholders of the Company concurrently with the execution of this Agreement, to be effective upon the consummation of the Merger (the “Closing”), in the form attached hereto as Exhibit D.

H.           In order to induce the Parent to enter into this Agreement and cause the Merger to be consummated, the largest stockholder of the Company is entering into a governance agreement (the “Governance Agreement”) and a standstill agreement (the “Standstill Agreement”) with the Parent concurrently with the execution of this Agreement, each to be effective upon the Closing, in the forms attached hereto as Exhibits E and F, respectively.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. Description of Transaction

1.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.  The Closing shall take place at the offices of Cooley llp, 3175 Hanover Street, Palo Alto, California, or as otherwise agreed by the parties hereto, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to contain the provisions of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except for Article One of the Certificate of Incorporation of the Company, which shall not be amended unless otherwise agreed to by the parties hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with applicable law;

(b) The Bylaws of the Surviving Corporation shall be the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with applicable law; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the officers and directors of Merger Sub as of immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Capital Stock owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) except as provided in clause “(i)” above and subject to Sections 1.5(c) and 1.5(d), each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, on an as-converted basis, the number of shares of Parent Common Stock equal to the Exchange Ratio (such number as may be adjusted in accordance with Section 1.5(b)); and

(iii) each share of common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or shares of Company Common Stock issuable upon conversion of outstanding shares of Company Preferred Stock or the outstanding shares of Parent Common Stock or shares of Parent Common Stock issuable upon conversion of outstanding shares of Parent Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  Prior to the Effective Time, the Company shall ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s), or delivery of non-certificated shares of Company Capital Stock represented by book entry (“Book Entry Shares”), subject to Section 1.7(b), be paid in cash the dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the 10 trading day average closing price, of a share of Parent Common Stock traded on the NASDAQ (instead of the daily volume-weighted average prices), ending on the last Business Day prior to the date on which the Merger becomes effective (the “Parent Common Stock Price”).

1.6 Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall arrange for its transfer agent to act as exchange agent in the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d).  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for non-certificated shares of Parent Common Stock in book entry form.  Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Exchange Agent shall (and Parent shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of Parent Common Stock (which shares shall be certificated and bear an appropriate legend to the effect that such shares have not been registered under the Securities Act and are therefore subject to restrictions on transfer)  that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5 and any dividends or other distributions pursuant to Section 1.7(c).  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any non-certificated shares of Parent Common Stock in book entry form, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification obligation and/or post a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Exchange Agent, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding.

(f) All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement shall be timely paid by Parent.

(g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.8 Issuance of Shares of Surviving Corporation.  On the Effective Date, the Surviving Corporation will issue ninety nine shares of common stock of the Surviving Corporation to Parent in consideration for Parent issuing Parent Common Stock to the stockholders of the Company in satisfaction of the right granted pursuant to Section 1.5(a)(ii).

1.9 Tax Consequences.  For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code that is not subject to the application of Section 367(a)(1) of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.11 Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the applicable amount of Parent Common Stock contemplated by Section 1.5(a)(ii), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time of the Merger, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable amount of Parent Common Stock contemplated by Section 1.5(a)(ii), if any, to which such holder is entitled. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not, and shall not permit the Company to, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2. Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor the Company’s Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Company’s Subsidiary.  No Owl Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Owl Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary organizational power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Owl Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws.  The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Owl Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Owl Corporations or by the board of directors, or any committee of the board of directors, of any of the Owl Corporations.

2.3 Capitalization; Ownership of Subsidiary.

(a) The authorized capital stock of the Company consists of:  (i) 25,000,000 shares of Company Common Stock, $0.001 par value per share, of which 6,839,672 shares have been issued and are outstanding as of the last Business Day ending immediately prior to date of this Agreement, of which 4,809,060 are Company Restricted Shares; and (ii) 15,000,000 shares of Company Preferred Stock, all of which are designated as Series R Preferred Stock, $0.001 par value per share, of which 13,061,224 shares are issued and are outstanding and convertible into 13,061,224 shares of Company Common Stock.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Owl Corporations (other than the Company) holds any shares of Company Capital Stock or any rights to acquire shares of Company Capital Stock.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture (other than Company Restricted Shares), right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock; and (iv) none of the Owl Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities, except for the Company’s right to repurchase or reacquire Company Restricted Shares held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 237,570 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 4,809,060 Company Restricted Shares are subject to repurchase after the date of this Agreement; and (iii) 653,370 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plan.

(d) The Company has delivered or Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity  Award (whether a Company Option, Company Restricted Share, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise or purchase price of such Company Equity Award; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is a Company Restricted Share, the dates on which shares of Company Common Stock with respect to such Company Restricted Share are scheduled to vest.  The Company has delivered or Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were made at fair market value on the date of the award and, recorded on the Company’s financial statements (including, any related notes thereto) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentional or otherwise). Except as otherwise set forth in this Section 2.3, there are no outstanding stock appreciation, restricted stock unit, phantom stock, profit participation or similar rights with respect to any of the Owl Corporations.

(e) Except as set forth in Sections 2.3(a), 2.3(b) and 2.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Owl Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Owl Corporations or that has the right to vote on any matter on which the stockholders of the Company have the right to vote; (iii) Contract under which any of the Owl Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Owl Corporations.

(f) All outstanding shares of Company Capital Stock, and all Company Equity Awards and other securities of the Owl Corporations, have been issued and granted in compliance in all respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(h) The only Subsidiary of the Company is Enantigen Therapeutics, Inc. (“Enantigen”).  The authorized capital stock of Enantigen consists of:  (i) 1,197 shares of common stock, $0.001 par value per share, of which 1,197 shares have been issued and are outstanding as of the last Business Day ending immediately prior to date of this Agreement.  All of the outstanding shares of capital stock of Enantigen have been duly authorized and validly issued, and are fully paid and nonassessable. Except as disclosed on Part 2.3(h) of the Company Disclosure Schedule, (a) the Company is the beneficial and record holder of all of the outstanding shares of capital stock of Enantigen and (b) no Person (other than the Company) holds any shares of capital stock of Enantigen, any rights to acquire capital stock of Enantigen, or any claim of ownership of any capital stock of Enantigen.

2.4 Financial Statements.

(a) The Company has delivered or Made Available the following financial statements: (i) the audited statements of operations and statements of cash flows for the period from May 10, 2012 (the Company’s date of inception) through December 31, 2012 and the year ended December 31, 2013 and the audited balance sheets as of December 31, 2012 and 2013 (together with an unqualified opinion of Grant Thornton LLP, the “Company Audited Financial Statements”); and (ii) the unaudited statements of operations and statements of cash flows for the nine months ended September 30, 2014 and the unaudited balance sheet as of September 30, 2014 ((i) and (ii) collectively, the “Company Financial Statements”).  The Company Audited Financial Statements (including any related notes) complied as to form in all material respects with the published rules and regulations of the SEC applicable to audited financial statements for companies filing a registration statement under the Securities Act. The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by GAAP, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Owl Corporations are required by GAAP to be included in the Company Financial Statements.

(b) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Owl Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Owl Corporations that could have a material effect on the Company’s consolidated financial statements.   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Owl Corporations; (B) any material illegal act or fraud related to the business of the Owl Corporations that involves the Company’s management or other employees; or (C) any material claim or allegation regarding any of the foregoing.

(d) Part  2.4(d) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Owl Corporations. None of the Owl Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(e) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Circular will, at the time the Proxy Statement and Circular are mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 2014 through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Owl Corporations (whether or not covered by insurance);

(c) none of the Owl Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Owl Corporations (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Company Options);

(d) none of the Owl Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(d) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) (i) there has been no amendment to the certificate of incorporation or bylaws of the Company, (ii) none of the Owl Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Owl Corporations has acquired or disposed of any business or a material amount of assets;

(g) the Owl Corporations have not made any capital expenditures that in the aggregate exceed $100,000;

(h) none of the Owl Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Owl Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Owl Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $100,000 in any individual case;

(k) none of the Owl Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Owl Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed or settled or compromised any material Tax liability or refund;

(m) none of the Owl Corporations has commenced or settled any Legal Proceeding;

(n) none of the Owl Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the Owl Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Tangible Assets.  The Owl Corporations own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Owl Corporations as being owned by the Owl Corporations.  All of said assets are owned by the Owl Corporations free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which appropriate reserves have been established; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Owl Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Owl Corporations are the lessees of, and hold valid leasehold interests in, all material tangible assets purported to have been leased by them, including: (A) all material assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other material assets reflected in the books and records of the Owl Corporations as being leased to the Owl Corporations, and the Owl Corporations enjoy undisturbed possession of such leased assets.

2.7 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Owl Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Owl Corporations in the manner in which such businesses are currently being conducted.

(b) No Owl Corporation owns any real property.

(c) Part 2.7(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Owl Corporations leases real property from any other Person for annual rent payments in excess of $100,000.  (All real property leased to the Owl Corporations pursuant to the real property leases identified or required to be identified in Part 2.7(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Owl Corporations, is referred to as the “Company Leased Real Property.”) To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Company Leased Real Property.  Part 2.7(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Owl Corporation) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.7(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than an Owl Corporation. None of the Owl Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and withdrawn.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.8(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Owl Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) relates to any Company Product; (2) relates to the manufacture, development, use, administration, delivery, promotion, or testing of any Company Product or the provision of any service or test using the Company Product; or (3) is used or held for use in connection with any Company Product (the “Company Material Registered IP”); (B) the jurisdiction in which such Company Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Company Material Registered IP and the nature of such ownership interest; and

(ii) in Part 2.8(a)(ii) of the Company Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Owl Corporations; (B) each Contract pursuant to which any license or other right is granted under, to or in any Intellectual Property (x) to any of the Owl Corporations (other than commercially available third party software) or (y) from any of the Owl Corporations, which Contract is material to the Owl Corporations, including any development, collaboration, manufacture, services, distribution or commercialization agreements relating to any Company Product; and (C) whether these licenses or other grant of rights are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Owl Corporation at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision.  Part 2.8(b) of the Company Disclosure Schedule accurately identifies each Company Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above.

(c) The Owl Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company, as identified in Part 2.8(a)(ii) of the Company Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances.  Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, all documents and instruments necessary to perfect the rights of the Owl Corporations in the Company IP that is Company Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Company Associate, to the Knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Intellectual Property for or on behalf of any Owl Corporation has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Owl Corporations and confidentiality provisions protecting the Company IP;

(iii) each Owl Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Owl Corporations, or purported to be held by any of the Owl Corporations, as a trade secret;

(iv) none of the Owl Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Owl Corporations to grant or offer to any other Person any license or right to any Company IP; and

(v) the Owl Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of the Owl Corporations as conducted as of the date of this Agreement or as currently proposed to be conducted.

(d) To the Knowledge of the Company, all Company IP that is material to the business of any of the Owl Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP.  Part 2.8(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has Made Available to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Owl Corporations or any Representative of any of the Owl Corporations regarding any alleged or suspected infringement or misappropriation of any Company IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) To the Knowledge of the Company, the conduct of the business of any of the Owl Corporations as previously conducted, currently conducted or as currently proposed to be conducted, including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person.  Part 2.8(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has Made Available to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Owl Corporations or, to the Knowledge of the Company, any Representative of any of the Owl Corporations, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by any of the Owl Corporations or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, pending and not served or threatened against any Owl Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Owl Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 2.8(i) of the Company Disclosure Schedule, none of the Owl Corporations has transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP.

(j) Part 2.8(j) of the Company Disclosure Schedule lists all inter partes proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company IP.  No Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by any of the Owl Corporations, or that may affect the validity, use or enforceability of such Company IP.

(k) To the Knowledge of the Company, the Owl Corporations have not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Company Material Registered IP (including failure to pay required fees associated with registrations of any Company Material Registered IP; failure to disclose any known material prior art in connection with the prosecution of patent applications included in the Company Material Registered IP) nor to the Knowledge of the Company, has the owner of any material items of Registered IP licensed to any of the Owl Corporations taken or failed to take any such action in respect to such material items of Registered IP.

(l) None of the Owl Corporations has entered into any services agreements relating to development, testing, manufacture or formulation of any Company Product under which the party performing such services has obtained rights to Intellectual Property covering such Company Products or their manufacture, formulation or use.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any Contract which is in effect and which has been filed (or would be required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that the Company would be required to disclose under Item 404 of Regulation S-K if the Company were to file a registration statement on Form S-1 under the Securities Act;

(ii) any Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Owl Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $100,000 per employee; (C) pursuant to which any of the Owl Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate; or (D) pursuant to which any of the Owl Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Owl Corporations;

(iii) any Contract identified or required to be identified in Part 2.8 of the Company Disclosure Schedule;

(iv) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, reagents, raw materials or any component, or any services used in or with respect to the Company Products, which supplier is the only source in the market place or only supplier to the Owl Corporations or that imposes a minimum purchase order;

(vi) any Contract pursuant to which an Owl Corporation (A) is obligated to pay to any other Person royalties, milestone or other payments with respect to any Company Product, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Company Product, (C) is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Company IP, (D) is obligated to research, develop, distribute, promote or sell any drug, compound, product or service, or (E) is required to have an exclusive relationship with any other Person;

(vii) each joint venture or partnership agreement or any similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person other than another Owl Corporation (excluding indemnification obligations entered into in the ordinary course of business, commission, bonus or similar arrangements with employees and independent contractors);

(viii) any Contract that provides for: (A) reimbursement of any current director or officer of an Owl Corporation for, or advancement to any current director or officer of an Owl Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of an Owl Corporation;

(ix) any Contract imposing any restriction on the right or ability of any Owl Corporation: (A) to engage in any line of business, geography or therapeutic area or compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person anywhere in the world; (D) to perform services for any other Person; or (E) to use, exploit, assert or enforce any Company IP anywhere in the world; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Owl Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product or provision of any service using any Company Product;

(x) any Contract granting to any Person a right of first negotiation, right of first refusal or option to purchase or acquire any material assets;

(xi) any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(xii) any Contract relating to any currency hedging;

(xiii) any Contract requiring that any of the Owl Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiv) any Contract relating to the lease or sublease of Company Leased Real Property or of any real property owned by any Owl Corporation;

(xv) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (C) involved the performance of services having a value in excess of $250,000 in the fiscal year ended December 31, 2014; (D) requires by its terms the performance of services having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (E) in which the Company or any Owl Corporation has agreed to supply any Company Product at a specified price or on specified terms or has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Company Product; (F) in which the Company or any Owl Corporation has agreed to purchase a minimum quantity of goods or has agreed to purchase goods exclusively from a certain party; (G) is material to the Owl Corporations and relates to any Company Product (including any raw materials) or any ongoing clinical trial; or (H) relates to the lease by an Owl Corporation of material tangible personal property;

(xvi) any other Contract not required to be listed pursuant to subclauses (i) through (xv) above, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule: (i) none of the Owl Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; (iv) none of the Owl Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract; (v) none of the Owl Corporations has received any notice or other communication that any of their material suppliers or service providers intends to cancel, not renew or otherwise terminate their relationship with any of the Owl Corporations; (vi) none of the Owl Corporations is participating in any active discussions to amend the terms of any Company Material Contract other than in the ordinary course of business; and (vii) none of the Owl Corporations has received any notice or other communications from any parties to the Company Material Contracts set forth in Part 4.2(b)(viii) of the Company Disclosure Schedule regarding any actual or possible termination of any such Company Material Contract or transition of any exclusive arrangement in any such Company Material Contract to a non-exclusive arrangement.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, (i) result in a breach of, default under or termination of any Company Material Contract; (ii) by the terms of any Company Material Contract, result in a loss of any material rights of any Owl Corporation under any Company Material Contract, including a reduction of any royalties or other payments any Owl Corporation would otherwise be entitled to receive; or (iii) by the terms of any Company Material Contract, result in a material increase in any obligations of any Owl Corporation pursuant to any Company Material Contract, including causing any payment by any Owl Corporation to become due or causing an increase in any royalty or other payments any Owl Corporation would otherwise be required to make under such Company Material Contract.

2.10 Liabilities.  None of the Owl Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Owl Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Owl Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Owl Corporations, or that are described in Part 2.10 of the Company Disclosure Schedule.

2.11 Compliance with Legal Requirements; Regulatory Matters.

(a) Each of the Owl Corporations is, and at all times has been in compliance in all material respects with all Legal Requirements (including Health Care Laws), each to the extent that the same are applicable to the Owl Corporations’ businesses as they are currently conducted and proposed to be conducted.  None of the Owl Corporations has received any notice or other written communication from any Governmental Body or other Person (i) regarding any violation of, or failure to comply with, any Legal Requirement, (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, accrediting organization or certifying agency for the purpose of any alleged improper activity related to Health Care Laws on the part of such Entity, other than routine inspections, surveys, audits, monitoring or other forms of review in the ordinary course of business, or (iii) of any claim, requirement or demand of any licensing or certifying agency to rework or redesign any Owl Corporation’s operations or any part thereof, other than rework or design changes arising from the results of audits or reviews in the ordinary course of business that are not material to the Owl Corporation’s operations.

(b) To the Knowledge of the Company, none of the Owl Corporations nor any of their employees, officers or directors have been: (i) debarred, disqualified, suspended or excluded from participation in any state or Federal Health Care Program, (ii) listed on the U.S. System for Award Management list of excluded parties, or (iii) debarred under the FDA Act or any similar state or foreign Law.  In addition, to the Knowledge of the Company, no Owl Corporation has: (A) engaged in any activity: (1) which is cause for the imposition of mandatory or permissive exclusion from a state or Federal Health Care Program, or (2) for which debarment is authorized or mandated by the FDA Act or any similar state or foreign law; nor (B) been made a party to any other action by any Governmental Body that may prohibit the Company or Parent from developing or selling products or providing services to any governmental or other purchaser pursuant to any Health Care Laws. To the Knowledge of the Company, there is no civil, criminal, administrative or other legal proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against any Owl Corporation, its employees, officers or directors, which would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.

(c) None of the Owl Corporations or, to the Knowledge of the Company, any director, officer or employee of any of the Owl Corporations:

(i) has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Legal Requirement related to any Federal Health Care Program; or

(ii) has been convicted of or has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

2.12 Certain Business Practices.  Neither the Company nor, to the Knowledge of the Company, any of its directors, employees or officers, and to the Knowledge of the Company, none of the agents or consultants engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act SC 1998, c. 34, in each case as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction including the Organization for Economic Cooperation and Development, that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.

2.13 Governmental Authorizations.

(a) The Owl Corporations hold all material Governmental Authorizations necessary to enable the Owl Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws.  All such Governmental Authorizations are valid and in full force and effect.  Each Owl Corporation is, and has at all times been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  None of the Owl Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.13(b) of the Company Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or Made Available to or for the benefit of any of the Owl Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body.  Each of the Owl Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule.

2.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Owl Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date that are required to be filed on or before the Closing Date (taking into account any applicable extensions of such due date) (the “Owl Corporation Returns”): (i) has been or will be filed on or before the Closing Date; and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All amounts shown on the Owl Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of the Company, the Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Company Unaudited Balance Sheet in accordance with GAAP.

(c) To the Knowledge of the Company, no Owl Corporation and no Owl Corporation Return is subject to (or has been subject to) an audit with respect to Taxes by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Owl Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Owl Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to any Owl Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Owl Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by or on behalf of such Owl Corporation and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet).  There are no liens for material Taxes upon any of the assets of any of the Owl Corporations except liens for current Taxes not yet due and payable or for Taxes which are being contested in good faith by the Owl Corporations and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet.  None of the Owl Corporations has been, and none of the Owl Corporations will be, required to include any material adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) To the Knowledge of the Company, no written claim has ever been made by any Governmental Body in a jurisdiction where an Owl Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Owl Corporation is a party, other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(g) No Owl Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Owl Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Owl Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Owl Corporation may be subject, other than an affiliated group of Persons within the meaning of the Income Tax Act (Canada) or the affiliated group of which the Company is the common parent. No Owl Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Owl Corporation has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) Each Owl Corporation has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning by such Owl Corporation to any employee, independent contractor, creditor, shareholder or other Person.

(m) No Owl Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Owl Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Owl Corporations’ employees is terminable by the applicable Owl Corporation at will, without severance or payment of compensation other than wages earned and paid time off benefits earned but not taken through the date of termination.  No current or former independent contractor of the Owl Corporations could reasonably be deemed to be a misclassified employee.  No independent contractor (i) has provided services to any of the Owl Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Company Employee Plan.  No Owl Corporation could be considered a joint or co-employer of any temporary or leased employees from a third party that worked at any of the Owl Corporations.

(b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, none of the Owl Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Owl Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Owl Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.  The Owl Corporations are not and have not engaged in any unfair labor practices as defined in the National Labor Relations Act of 1947, as amended “the “NLRA”), and there is no claim or grievance pending or, to the Knowledge of the Company, threatened against any Owl Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, as of the date of this Agreement, of each Company Employee Plan and each Company Employee Agreement.  None of the Owl Corporations intends, and none of the Owl Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (vi) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof.

(e) Each of the Owl Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Owl Corporations or any Company Affiliate (other than any liability for ordinary administration expenses).  There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or any fiduciary thereof.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  None of the Owl Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.  Each of the Owl Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Company Employee Agreement.  Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Owl Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; (iv) Company Employee Plan intended to be qualified under Section 401(a) of the Code; or (v) Company Foreign Plan.  No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.  None of the Owl Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Owl Corporations or any Company Affiliate is or was held as a plan asset.   There are no material liabilities of the Owl Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) None of the Owl Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.  No Company Employee Plan provides (except at no cost to the Owl Corporations or any Company Affiliate), or reflects or represents any liability of any of the Owl Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  None of the Owl Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 2.15(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or in connection with any other circumstance or event) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.15(i) of the Company Disclosure Schedule, each of the Owl Corporations and Company Affiliates: (i) is, and has at all times been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body, respecting employment, employment practices, terms and conditions of employment, wages, hours, worker classification (including the proper classification of workers as independent contractors and consultants), occupational safety and health and employment practices, including the Immigration Reform and Control Act,  or other labor related matters; (ii) has, to the Knowledge of the Company, withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) is not liable for any unpaid wages, compensation, wage-related penalties, or other sums for failure to comply with any of the foregoing.  There are no controversies pending, or to the Knowledge of the Company, threatened between any of the Owl Corporations and any current or former employee, which controversies would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  No Owl Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(k) None of the Owl Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Owl Corporations.

(l) Each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.  No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

2.16 Environmental Matters.

(a) None of the Owl Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, or otherwise, that alleges that any of the Owl Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Owl Corporations with any Environmental Law in the future.

(b) To the Knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Owl Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Company Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Owl Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Owl Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Owl Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) Except with respect to Contracts relating to Company Leased Real Property, none of the Owl Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Owl Corporations or any other Person relating to Materials of Environmental Concern.

2.17 Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Owl Corporations is in full force and effect.  None of the Owl Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Owl Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.18 Transactions with Affiliates.  As of the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were to file a registration statement on Form S-1 or become subject to the periodic reporting requirements under the Exchange Act.

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there is not as of the date of this Agreement, and there has not at any time been, any pending and served Legal Proceeding, or (to the Knowledge of the Company) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Owl Corporations, any business of any of the Owl Corporations, any of the assets owned, leased or used by any of the Owl Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.19(a).

(b) There is no Order to which any of the Owl Corporations, or any of the material assets owned or used by any of the Owl Corporations, is subject.  To the Knowledge of the Company, no officer or other key employee of any of the Owl Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Owl Corporations.

2.20 Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, consummate the transactions contemplated hereby.  The Company Board (at a meeting duly called and held at which a quorum of directors was present) has:  (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended that this Agreement be adopted and the Merger be approved by the holders of Company Capital Stock.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statute.  The Company Board has taken, and during the Pre-Closing Period the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held at which a quorum of directors was present) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement (other than Section 203 of the DGCL) applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.  None of the Company or, to the Knowledge of the Company, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent.

2.22 Vote Required.  The affirmative vote of the holders of a majority of the voting power of the shares of Company Capital Stock, voting as a single class and outstanding as of the date of this Agreement and the affirmative vote of a majority of the voting power of all shares of Company Preferred Stock, voting as a single class and outstanding as of the date of this Agreement (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement or consummate the transactions contemplated hereby.

2.23 Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, Investment Canada Act and the HSR Act, except as set forth in Part 2.23 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Owl Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Owl Corporations;

(b) contravene, conflict with or result in a material violation of, any Legal Requirement or any Order to which any of the Owl Corporations, or any of the assets owned or used by any of the Owl Corporations, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Owl Corporations or that otherwise relates to the business of any of the Owl Corporations or to any of the assets owned or used by any of the Owl Corporations;

(d) except as already disclosed in Part 2.9(c) of the Company Disclosure Schedule, contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Owl Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Owl Corporations).

Except as may be required by the DGCL, Investment Canada Act and the HSR Act,  none of the Owl Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Owl Corporations.

2.24 No Broker Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Owl Corporations.

2.25 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 or contained in the Parent Stockholder Voting Agreements.  The representations and warranties by Parent and Merger Sub contained in Section 3 constitute the sole and exclusive representations and warranties of Parent, the other Tiger Corporations and their respective Representatives in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

2.26 Private Placement. The Company understands and acknowledges that the Parent Common Stock issuable pursuant to the Merger has not been and will not be registered or otherwise qualified under the Securities Act, any applicable state securities laws, or any Canadian Securities Laws; will be issued in transactions exempt from such registration and qualification requirements; and that therefore, such Parent Common Stock will be “restricted securities” (as defined in Rule 144 under the Securities Act) and subject to restrictions on resale under the Securities Act and a seasoning period under Section  2.6(3) of National Instrument 45-102.  The Company further understands and acknowledges that certificates representing such Parent Common Stock will bear a legend to such effect.

Section 3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in Parent SEC Documents filed on the SEC’s EDGAR database and any information set forth in the Parent Canadian Disclosure Documents filed on SEDAR,  in each case that were filed on or after January 1, 2013 and publicly available prior to the date of this Agreement, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” or similar captions and any other information set forth therein that is predictive, cautionary or forward-looking in nature):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of the Parent and indicates its jurisdiction of organization. Neither the Parent nor any of Parent’s Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Parent’s Subsidiaries.  No Tiger Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Tiger Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Tiger Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(d) The corporate records and minute books of each of the Tiger Corporations have been maintained in accordance with all applicable Legal Requirements in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders.  The financial books, records and accounts of each of the Tiger Corporations (i) have in all material respects been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Parent.

3.2 Certificate of Incorporation and Articles.  Parent has delivered or Made Available to the Company accurate and complete copies of the certificate of incorporation, notice of articles and articles, bylaws or equivalent governing documents of each of the Tiger Corporations, including all amendments thereto. The Parent has delivered or Made Available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Tiger Corporations or by the board of directors, or any committee of the board of directors, of any of the Tiger Corporations.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Parent consists of:  (i) an unlimited number of shares of Parent Common Stock, no par value, of which 22,438,176 shares have been issued and are outstanding as of December 31, 2014; and (ii) an unlimited number of shares of Parent Preferred Stock, no par value, of which none are issued or outstanding as of the last Business Day ending immediately prior to the date of this Agreement.  All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  None of the Tiger Corporations (other than the Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock.  None of the Tiger Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of the Parent upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 1,822,983 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 785,398 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Option Plans, and (iii) 398,250 shares of Parent Common Stock are reserved for future issuance pursuant to Parent Warrants.

(d) The Parent has delivered or Made Available to Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the type of Parent Equity  Award (whether a Parent Option or another type of Parent Equity Award); (iv) the number of shares of Parent Common Stock subject to such Parent Equity Award; (v) the per share exercise price (if any) of such Parent Equity Award; (vi) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vii) the date on which such Parent Equity Award was granted; (viii) the date on which such Parent Equity Award expires (if applicable); and (ix) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The Parent has delivered or Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by the Parent, and the forms of all agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option. All grants of Parent Equity Awards were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents in accordance with GAAP, and were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent Canadian Securities Documents (as defined below in Section 3.4(a)) in accordance with Canadian Securities Laws, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentional or otherwise). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Tiger Corporations.

(e) Except as set forth in Sections 3.3(a), 3.3(b) and 3.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Tiger Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Tiger Corporations or that has the right to vote on any matter on which the stockholders of Parent have the right to vote; (iii) Contract under which any of the Tiger Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Tiger Corporations.

(f) All outstanding shares of Parent Common Stock, and all options and other Parent Equity Awards and other securities of the Tiger Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable corporate and securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Parent, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

3.4 SEC Filings; Canadian Securities Regulatory Filings; Financial Statements.

(a) The Parent has delivered or Made Available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC, including all amendments thereto, since January 1, 2012 (collectively, the “Parent SEC Documents”) and all documents filed by Parent under Canadian Securities Laws, including without limitation all documents filed by the Parent on SEDAR, since January 1, 2012 (the “Parent Canadian Securities Documents”)  All statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC or under Canadian Securities Laws since January 1, 2012 have been so filed on a timely basis.  None of the Parent’s Subsidiaries is required to file any documents with the SEC or under Canadian Securities Laws.  As of the time it was filed with the SEC or under Canadian Securities Laws, as applicable, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents and Parent Canadian Securities Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and Canadian Securities Laws (as the case may be) and the applicable rules of the TSX; and (ii) none of the Parent SEC Documents or Parent Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and Parent has not filed any confidential material change report under Canadian Securities Laws that at the date hereof remains confidential.  Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents  or relating to the Parent Canadian Securities Documents required under Canadian Securities Laws (collectively, the “Parent Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise Made Available to the SEC or Canadian securities regulatory authorities or any member of their respective staff or filed on SEDAR.

(b) Parent is a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with applicable Canadian Securities Laws.

(c) The Parent Common Stock is listed on the TSX and NASDAQ and, except for such listings, no securities of any of the Tiger Corporations are listed on any other stock or securities exchange or market or registered under any securities laws.  Trading in Parent Common Stock on the TSX and NASDAQ is not currently halted or suspended.  No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened in writing.  To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under applicable Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or reasonably expected to be implemented or undertaken.

(d) Parent maintains disclosure controls and procedures as defined by Rule 13a-15 or 15d-15 under the Exchange Act and under Canadian Securities Laws.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Tiger Corporations required to be disclosed by the Parent in the reports that it is required to file, submit or furnish under the Exchange Act and/or under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms or under Canadian Securities Laws. The Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ and the TSX, and has not since January 1, 2014 received any notice asserting any non-compliance with the listing requirements of the NASDAQ or the TSX.

(e) The financial statements (including any related notes) comprising, contained or incorporated by reference in the Parent SEC Documents and/or Parent Canadian Securities Documents: (i) complied as to form and substance in all material respects with the published rules and regulations of the SEC and Canadian Securities Laws applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Tiger Corporations are required by GAAP to be included in the consolidated financial statements of the Parent.  There are no comments from the SEC or Canadian securities regulatory authorities or their respective staff pending with respect to any statements, reports, schedules, forms or other documents filed by Parent with the SEC or under Canadian Securities Laws that remain outstanding and unresolved.

(f) The Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services performed by the Parent’s auditors for the Tiger Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Tiger Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Tiger Corporations that could have a material effect on Parent’s consolidated financial statements. Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and, except as set forth in the Parent SEC Documents and the Parent Canadian Securities Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Parent maintained effective internal control over financial reporting as of December 31, 2013.  To the Knowledge of Parent, except as set forth in the Parent SEC Documents and the Parent Canadian Securities Documents filed prior to the date of this Agreement, from December 31, 2012 through the date of this Agreement, neither the Parent nor any of its Subsidiaries nor the Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Tiger Corporations; (B) any material illegal act or fraud related to the business of the Tiger Corporations that involves the Parent’s management or other employees; or (C) any material claim or allegation regarding any of the foregoing.

(h) Part 3.4(h) of the Parent Disclosure Schedule lists, and the Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Tiger Corporations since January 1, 2012. None of the Tiger Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(i) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement and Circular will, at the time the Proxy Statement and Circular is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement and Circular will, at the time the Proxy Statement and Circular is mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) and at the Effective Time, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, the rules and policies of the TSX and Canadian Securities Laws, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement and Circular.

3.5 Absence of Changes.  Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since September 30, 2014 through the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Tiger Corporations (whether or not covered by insurance);

(c) none of the Tiger Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Tiger Corporations (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Parent Options or Parent Warrants);

(d) none of the Tiger Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent Warrants); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent Warrants identified in Part 3.3(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Parent Option Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) (i) there has been no amendment to the certificate of incorporation, notice of articles, bylaws or other governing documents of the Parent, (ii) none of the Tiger Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Tiger Corporations has acquired or disposed of any business or a material amount of assets;

(g) the Tiger Corporations have not made any capital expenditures outside the ordinary course of business that in the aggregate exceed $100,000;

(h) none of the Tiger Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Tiger Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Tiger Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan or Parent Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $100,000 in any individual case;

(k) none of the Tiger Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP, SEC rules and regulations or under Canadian Securities Laws;

(l) none of the Tiger Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed or settled or compromised any material Tax liability or refund;

(m) none of the Tiger Corporations has commenced or settled any Legal Proceeding;

(n) none of the Tiger Corporations has amended, terminated or granted any waiver under any “standstill” or similar agreement;

(o) none of the Tiger Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(p) none of the Tiger Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above.

3.6 No Collateral Benefits.  To the Knowledge of Parent, no related party of Parent or Merger Sub:

(a) is a party to any connected transaction to the Merger or the other Contemplated Transactions; or

(b) is entitled to receive as a consequence of the Merger or the other Contemplated Transactions any benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (A) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Parent Common Stock or (B) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and Parent will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Proxy Statement and Circular.

The terms “related party”, “connected transaction”, “associated entity” and “collateral benefit” are used in this paragraph as defined in Multilateral Instrument 61-101 “Protection of Minority Security Holders In Special Transactions” (“MI 61-101”) issued by the Canadian Securities Administrators.

3.7 Title to Tangible Assets.  The Tiger Corporations own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Tiger Corporations as being owned by the Tiger Corporations.  All of said assets are owned by the Tiger Corporations free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Tiger Corporations; and (iii) liens described in Part 3.7 of the Parent Disclosure Schedule. The Tiger Corporations are the lessees of, and hold valid leasehold interests in, all material tangible assets purported to have been leased by them, including: (A) all material assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other material assets reflected in the books and records of the Tiger Corporations as being leased to the Tiger Corporations, and the Tiger Corporations enjoy undisturbed possession of such leased assets.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Tiger Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Tiger Corporations in the manner in which such businesses are currently being conducted.

(b) No Tiger Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Tiger Corporations leases real property from any other Person for annual rent payments in excess of $100,000.  (All real property leased to the Tiger Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Tiger Corporations, is referred to as the “Parent Leased Real Property.”) To the Knowledge of Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Parent Leased Real Property.  Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Tiger Corporation) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Tiger Corporation. None of the Tiger Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Tiger Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) relates to any Parent Product; (2) relates to the manufacture, development, use, administration, delivery, promotion or testing of any Parent Product or the provision of any service or test using the Parent Product; or (3) is used or held for use in connection with any Parent Product (the “Parent Material Registered IP”); (B) the jurisdiction in which such Parent Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Parent Material Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Tiger Corporations; (B) each Contract pursuant to which any license or other right is granted under, to or in any Intellectual Property (x) to any of the Tiger Corporations (other than commercially available third party software) or (y) from any of the Tiger Corporations, which Contract is material to the Tiger Corporations, including any development, collaboration, manufacture, services, distribution or commercialization agreements relating to any Parent Product; and (C) whether these licenses or other grant of rights are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

(b) The Parent has Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Tiger Corporation at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Parent Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision.  Part 3.9(b) of the Parent Disclosure Schedule accurately identifies each Parent Contract concerning the subject matter of (i), (ii) or (iii) that is material to Parent and that deviates in any material respect from the corresponding standard form described above.

(c) The Tiger Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property licensed to the Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Tiger Corporation in connection with the sale or license of Parent Products in the ordinary course of business).  Without limiting the generality of the foregoing:

(i) to the Knowledge of Parent, all documents and instruments necessary to perfect the rights of the Tiger Corporations in the Parent IP that is Parent Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Parent Associate, to the Knowledge of Parent, has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP and each Parent Associate who is or was involved in the creation or development of any Intellectual Property for or on behalf of any Tiger Corporation has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Tiger Corporations and confidentiality provisions protecting the Parent IP;

(iii) each Tiger Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Tiger Corporations, or purported to be held by any of the Tiger Corporations, as a trade secret;

(iv) none of the Tiger Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Tiger Corporations to grant or offer to any other Person any license or right to any Parent IP; and

(v) the Tiger Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property Rights reasonably necessary to conduct the business of the Tiger Corporations as conducted as of the date of this Agreement or as currently proposed to be conducted.

(d) To the Knowledge of Parent, all Parent IP that is material to the business of any of the Tiger Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Except as disclosed in Part 3.9(f) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Parent IP.  Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has Made Available to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Tiger Corporations or any Representative of any of the Tiger Corporations as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Parent IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person and (iii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) To the Knowledge of Parent, the conduct of the business of any of the Tiger Corporations as previously conducted, currently conducted or as currently proposed to be conducted, including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Parent Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person.  Part 3.9(g) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has Made Available to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Tiger Corporations or, to the Knowledge of Parent, any Representative of any of the Tiger Corporations, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by any of the Tiger Corporations or any of the Parent Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of Parent, pending and not served or threatened against any Tiger Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Tiger Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, none of the Tiger Corporations has transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Parent IP.

(j) Part 3.9(j) of the Parent Disclosure Schedule lists all inter partes proceedings or actions known to Parent before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Parent IP.  No Parent IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by any of the Tiger Corporations, or that may affect the validity, use or enforceability of such Parent IP.

(k) To the Knowledge of Parent, the Tiger Corporations have not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Parent Material Registered IP (including failure to pay required fees associated with registrations of any Parent Material Registered IP; failure to disclose any known material prior art in connection with the prosecution of patent applications included in the Parent Material Registered IP) nor to Knowledge of Parent, has the owner of any material items of Registered IP licensed to any of the Tiger Corporations taken or failed to take any such action in respect to such material items of Registered IP.

(l) None of the Tiger Corporations has entered into any services agreements relating to development, testing, manufacture or formulation of any Parent Product under which the party performing such services has obtained rights to Intellectual Property covering such Parent Products or their manufacture, formulation or use.

3.10 Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract as of the date of this Agreement.  For purposes of this Agreement, “Parent Material Contract” shall mean:

(i) any Contract which is in effect and which has been filed (or is required to be filed) by the Parent as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that Parent is required to disclose under Item 404 of Regulation S-K under the Exchange Act or that Parent is required to file on SEDAR under Canadian Securities Laws;

(ii) any Contract: (A) constituting a Parent Employee Agreement; (B) pursuant to which any of the Tiger Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $100,000 per employee; (C) pursuant to which any of the Tiger Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $100,000 to any Parent Associate; or (D) pursuant to which any of the Tiger Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Tiger Corporations;

(iii) any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iv) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, reagents, raw materials or any component, or any services used in or with respect to the Parent’s Products, which supplier is the only source of supply in the market place or only supplier to the Tiger Corporations or that imposes a minimum purchase order;

(vi) any Contract pursuant to which a Tiger Corporation (A) is obligated to pay to any other Person royalties, milestone or other payments with respect to any Parent Product, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Parent Product, (C) is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Parent IP, (D) is obligated to research, develop, distribute, promote or sell any drug, compound, product or service, or (E) is required to have an exclusive relationship with any other Person;

(vii) each joint venture or partnership agreement or any similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person other than another Tiger Corporation (excluding indemnification obligations entered into in the ordinary course of business, commission, bonus or similar arrangements with employees and independent contractors);

(viii) any Contract that provides for: (A) reimbursement of any current director or officer of a Tiger Corporation for, or advancement to any current director or officer of a Tiger Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of a Tiger Corporation;

(ix) any Contract imposing any restriction on the right or ability of any Tiger Corporation: (A) to engage in any line of business, geography or therapeutic area or compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person anywhere in the world; (D) to perform services for any other Person; or (E) to use exploit, assert or enforce any Parent IP anywhere in the world; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Tiger Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Parent Product or the provision of any service using any Parent Product;

(x) any Contract granting to any Person a right of first negotiation, right of first refusal or option to purchase or acquire any material assets;

(xi) any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(xii) any Contract relating to any currency hedging;

(xiii) any Contract requiring that any of the Tiger Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiv) any Contract relating to the lease or sublease of Parent Leased Real Property or of any real property owned by any Tiger Corporation;

(xv) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (C) involved the performance of services having a value in excess of $500,000 in the fiscal year ended December 31, 2014; (D) requires by its terms the performance of services having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (E) in which the Parent or any Tiger Corporation has agreed to supply any Parent Product at a specified price or on specified terms or has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Parent Product; (F) in which the Parent or any Tiger Corporation has agreed to purchase a minimum quantity of goods or has agreed to purchase goods exclusively from a certain party; (G) is material to the Tiger Corporations and relates to any Parent Product (including any raw materials) or any ongoing clinical trial; or (H) relates to the lease by a Tiger Corporation of material tangible personal property;

(xvi) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

The Parent has Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract, or has disclosed in the Parent Disclosure Schedule that such Parent Contract exists but has not been provided to the Company.

(b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Tiger Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (ii) to the Knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (iii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default in any material respect under any Parent Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (E) give any Person the right to cancel, terminate or modify any Parent Material Contract; (iv) none of the Tiger Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract; (v) none of the Tiger Corporations has received any notice or other communication that any of their material suppliers or service providers intends to cancel, not renew or otherwise terminate their relationship with any of the Tiger Corporations; (vi) none of the Tiger Corporations is participating in any active discussions to amend the terms of any Parent Material Contract other than in the ordinary course of business; and (vii) none of the Tiger Corporations has received any notice or other communications from any parties to the Parent Material Contracts set forth in Part 4.3(b) of the Parent Disclosure Schedule regarding any actual or possible termination of any such Parent Material Contract or transition of any exclusive arrangement in any such Parent Material Contract to a non-exclusive arrangement.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, (i) result in a breach of, default under or termination of any Parent Material Contract; (ii) by the terms of any Parent Material Contract, result in a loss of any material rights of any Tiger Corporation under any Parent Material Contract, including a reduction of any royalties or other payments any Tiger Corporation would otherwise be entitled to receive; or (iii) by the terms of any Parent Material Contract, result in a material increase in any obligations of any Tiger Corporation pursuant to any Parent Material Contract, including causing any payment by any Tiger Corporation to become due or causing an increase in any royalty or other payments any Tiger Corporation would otherwise be required to make under such Parent Material Contract.

3.11 Liabilities. None of the Tiger Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Tiger Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Tiger Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Tiger Corporations, or that are described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Compliance with Legal Requirements; Regulatory Matters.

(a) Except as set forth in Part 3.12(a) of the Parent Disclosure Schedule, each of the Tiger Corporations is, and at all times has been in compliance in all material respects with all Legal Requirements (including Health Care Laws), each to the extent that the same are applicable to the Tiger Corporations’ businesses as they are currently conducted and proposed to be conducted.  None of the Tiger Corporations has received any notice or other written communication from any Governmental Body or other Person (i) regarding any violation of, or failure to comply with, any Legal Requirement, (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, accrediting organization or certifying agency for the purpose of any alleged improper activity related to Health Care Laws on the part of such Entity, other than routine inspections, surveys, audits, monitoring or other forms of review in the ordinary course of business, or (iii) of any claim, requirement or demand of any licensing or certifying agency to rework or redesign any Tiger Corporation’s operations or any part thereof, other than rework or design changes arising from the results of audits or reviews in the ordinary course of business that are not material to the Tiger Corporations’ operations.

(b) To the Knowledge of Parent, none of the Tiger Corporations nor any of their employees, officers or directors have been: (i) debarred, disqualified, suspended or excluded from participation in any state, provincial or Federal Health Care Program, (ii) listed on the U.S. System for Award Management list of excluded parties, or (iii) debarred under the FDA Act or any similar state, provincial or foreign Law.  In addition, to the Knowledge of Parent, no Tiger Corporation has: (A) engaged in any activity: (1) which is cause for the imposition of mandatory or permissive exclusion from a state, provincial or Federal Health Care Program, or (2) for which debarment is authorized or mandated by the FDA Act, the CFDA or any similar state, provincial or foreign law; nor (B) been made a part to any other action by any Governmental Body that may prohibit Parent from developing or selling products or providing services to any governmental or other purchaser pursuant to any Health Care Laws. To Knowledge of Parent, there is no civil, criminal, administrative or other legal proceeding, notice or demand pending, received or, to Knowledge of Parent, threatened against any Tiger Corporation, its employees, officers or directors, which would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.

(c) None of the Tiger Corporations or, to the Knowledge of Parent, any director, officer or employee of any of the Tiger Corporations:

(i) has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Legal Requirement related to any Federal Health Care Program; or

(ii) has been convicted of or has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

(d) Other than the partial clinical hold for Tiger Corporation’s Ebola clinical trial with respect to multiple ascending dosing in healthy patients, there have been no adverse regulatory actions taken (nor, to the Knowledge of Parent, threatened) by any Governmental Body with respect to any products being researched or under development by any Tiger Corporation.

(e) Except as disclosed in Part 3.12(e) of the Parent Disclosure Schedule, Parent has Made Available prior to the date of this Agreement accurate and complete copies of (i) all material written surveys, reports, notices, inquiries, subpoenas and written correspondence from a Governmental Body related to any certification, licensure or other inspections, and summaries of all proficiency test results relating to the business of the Tiger Corporations as of the date of this Agreement; (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Body by any of the Tiger Corporations related to utilization, reimbursement or other audits or investigations relating to the business of the Tiger Corporations as of the date of this Agreement other than inquiries, notices, requests for records, subpoenas and correspondence received in the ordinary course of business; and (iii) all current permits of all of the Tiger Corporations.

(f) To the Knowledge of Parent, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by or on behalf of or sponsored by any Tiger Corporation relating to any product of any Tiger Corporation were, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Legal Requirements; the descriptions of the results of such studies, tests and trials provided to Parent are accurate in all material respects; and other than the partial clinical hold for Tiger Corporation’s Ebola clinical trial with respect to multiple ascending dosing in healthy patients,  no Tiger Corporation has received any notices or correspondence from any applicable Governmental Body or comparable authority requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of any Tiger Corporation, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a Parent Material Adverse Effect.  Research involving human subjects conducted by or on behalf of any Tiger Corporation:  (i) was approved by an institutional review board, if required, (ii) had the informed consent of the subjects, if required, and (iii) to Knowledge of Parent, did not involve any investigator who has been disqualified as a clinical investigator by the FDA or any other Governmental Body or has been found by any agency with jurisdiction to have engaged in scientific misconduct.

(g) Except as set forth on Part 3.12(g) of the Parent Disclosure Schedule, to the Knowledge of Parent, no current manufacturer of a Parent Product has received a FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Governmental Body (a “Warning Notice”) or is currently subject to a Warning Notice impacting any Parent Product with respect to any facility manufacturing Parent Product (or any component thereof) that has yet to be corrected or resolved.

(h) Part 3.12(h) of the Parent Disclosure Schedule contains a true, correct and complete list of all material manufacturing and supply agreements entered into by any Tiger Corporation with third parties for the supply of Parent Products as of the Effective Date (the “Manufacturing Agreements”).  Except as disclosed in Part 3.12(h) of the Parent Disclosure Schedule, Parent has Made Available to the Company true, correct and complete copies of each Manufacturing Agreement.  Each such Manufacturing Agreement is a valid and binding obligation of Parent and, to Knowledge of Parent, each other party thereto, and is in full force and effect, and no Tiger Corporation nor, to the Knowledge of Parent, any other party thereto, is in breach thereof or default thereunder.  No Tiger Corporation has received any written notice (nor to the Knowledge of Parent, any oral notice) from any party thereto regarding (i) the cancellation, termination or invalidation of any such Manufacturing Agreement or (ii) any written indication by or intent or threat of, such party to reduce or cease the supply of Parent Products.

3.13 Certain Business Practices. Neither the Parent, nor, to the Knowledge of Parent, any of its directors, employees or officers, and to the Knowledge of Parent, none of the agents, consultants or distributors engaged by the Parent (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of any Anti-Bribery Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Parent to be in violation of any applicable Anti-Bribery Law.

3.14 Governmental Authorizations.

(a) The Tiger Corporations hold all material Governmental Authorizations necessary to enable the Tiger Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws.  All such Governmental Authorizations are valid and in full force and effect.  Each Tiger Corporation is, and has at all times been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  None of the Tiger Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or Made Available to or for the benefit of any of the Tiger Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body.  Each of the Tiger Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Tiger Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Tiger Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All amounts shown on the Tiger Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of Parent, the Parent Unaudited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet in accordance with GAAP.

(c) Except as set forth in Part 3.15(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Tiger Corporation and no Tiger Corporation Return is subject to (or has been subject to) an audit with respect to Taxes by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Tiger Corporation Returns has been granted (by the Parent or any other Person), and no such extension or waiver has been requested from any Tiger Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing against or with respect to any Tiger Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Tiger Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by or on behalf of such Tiger Corporation and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Parent Unaudited Balance Sheet).  There are no liens for material Taxes upon any of the assets of any of the Tiger Corporations except liens for current Taxes not yet due and payable or for Taxes which are being contested in good faith by the Tiger Corporations and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Parent Unaudited Balance Sheet.  None of the Tiger Corporations has been, and none of the Tiger Corporations will be, required to include any material adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) To the Knowledge of Parent, no written claim has ever been made by any Governmental Body in a jurisdiction where a Tiger Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Tiger Corporation is a party, other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(g) No Tiger Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Tiger Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

(i) No Tiger Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Tiger Corporation may be subject other than an affiliated group of Persons within the meaning of the Income Tax Act (Canada) or an affiliated group of which the Parent is the common parent. No Tiger Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) The Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Tiger Corporation has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) Each Tiger Corporation has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning by such Tiger Corporation to any employee, independent contractor, creditor, shareholder or other Person.

(m) Based on its current business plans and expectations, Parent does not believe that it will be classified as a passive foreign investment company within the meaning of Section 1297 of the Code for its taxable year ending December 31, 2015.

(n) No Tiger Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  No Tiger Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code.

(o) No withholding Taxes will apply to the consideration provided to the holders of Company Stock Certificates as part of the Merger or otherwise provided to such holders in connection with this Agreement.

(p) Each Tiger Corporation has filed all Tax Returns which were required to be filed by with any Tax Authority in Canada prior to the date hereof.  All Tax Returns filed by each such Tiger Corporation are accurate and complete in all material respects.

(q) The Tiger Corporations have paid, and will continue until the Closing Date to pay, all Taxes when due on or before the Closing Date, including installments or prepayments of Taxes, which are required to have been paid to any Tax Authority pursuant to applicable law, and no deficiency with respect to the payment of any Taxes or Tax installments has been asserted against it by any Tax Authority.  To the Knowledge of Parent, the Tiger Corporations have not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business.  There are no liens, charges, encumbrances or any rights of others on any of the assets of the Tiger Corporations that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(r) To the Knowledge of the Parent, there are no threatened or potential assessment or other proceedings, negotiations or investigations in respect of Taxes against the Tiger Corporations.

(s) No Tiger Corporation is a party to any agreement, waiver or arrangement with any Tax Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment.

(t) The Tiger Corporations have not made any elections in respect of Taxes pursuant to applicable law except those elections which have been disclosed in Part 3.15(t) of the Parent Disclosure Schedule.

(u) No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of Sections 79 to 80.04 of the Income Tax Act (Canada) to the Tiger Corporations.

(v)   The Tiger Corporations have not acquired property from any Person in circumstances where any Tiger Corporation did or could become liable for any Taxes of such Person.  The value of the consideration paid or received by any Tiger Corporation for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom such Tiger Corporation was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(w) The Tiger Corporations are not subject to liability for Taxes of any other Person pursuant to Section 160 of the Income Tax Act (Canada) or any similar provision of provincial Tax laws.  No Tiger Corporation has entered into any agreement with, or provided any undertaking to, any Person pursuant to which such Tiger Corporation has assumed liability for the payment of income Taxes owing by such Person.

(x) Parent and any other Canadian Tiger Corporation are duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”).  All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable law.  Parent and any other Canadian Tiger Corporation have each complied with all registration, reporting, payment, collection and remittance requirements imposed under the Excise Tax Act (Canada) or any similar provincial tax legislation.

(y) Neither Parent nor any Canadian Subsidiary of Parent have claimed any reserves for purposes of the Income Tax Act (Canada) or any similar provincial tax legislation for the most recent taxation year ending prior to the Closing Date except those elections which have been disclosed in Part 3.15(y) of the Parent Disclosure Schedule.

(z) To the Knowledge of Parent, no Tiger Corporation has made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of Section 18(1)(a), 67, 69 or 78 of the Income Tax Act (Canada) or any similar provincial tax legislation.

(aa) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) have been made and obtained by the Tiger Corporations with respect to all material transactions between any Canadian Tiger Corporation and any Person who is not resident in Canada for purposes of the Income Tax Act (Canada) and with whom such Canadian Tiger Corporation was not dealing at arm’s length within the meaning of the Income Tax Act (Canada), during a taxation year commencing after 2009 and ending on or before the Closing Date.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Tiger Corporations’ employees based in the United States is terminable by the applicable Tiger Corporation at will and each of the Tiger Corporations’ employees based in Canada is terminable on provision of the applicable statutory notice or payment in lieu required by the applicable provincial employment standards legislation or terminable on reasonable notice as determined in accordance with the common law without further liability to the Tiger Corporations.  Other than provisions limiting notice or payment in lieu to the statutory minimums in the provincial employment standards legislation, Tiger Corporations have not made any commitments or agreements with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of any employees.  No current or former independent contractor of the Tiger Corporations could reasonably be deemed to be a misclassified employee.  No independent contractor (i) has provided services to any of the Tiger Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Parent Employee Plan.  No Tiger Corporation could be considered a joint or co-employer of any temporary or leased employees from a third party that worked at any of the Tiger Corporations.

(b) Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Tiger Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Tiger Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Tiger Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.  The Tiger Corporations are not and have not engaged in any unfair labor practices as defined in the NLRA, and there is no claim or grievance pending or, to the Knowledge of Parent, threatened against any Tiger Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) For Canadian employees, no trade unions or employee associations are certified to represent any Tiger Corporation employees, none of the Tiger Corporations is party to, or has a duty to bargain for, any collective agreements or other contracts or agreements with any trade unions or employee associations whether or not the expiry date of such collective agreements or other contract or agreement has passed, and there are no voluntary recognitions by trade unions or employee associations relating to employees of Tiger Corporations and no pending applications for certification by trade unions or employee associations for employees of Tiger Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Tiger Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.  There is no claim or grievance pending or, to the Knowledge of Parent, threatened against any Tiger Corporation pursuant to any applicable federal or provincial employment standards, labour, human rights, workers’ compensation or privacy legislation.  There are no pending or, to the Knowledge of the Parent, threatened civil proceedings relating to the employment or termination of current or former Tiger Corporation employees.

(d) Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date of this Agreement, of each Parent Employee Plan and each Parent Employee Agreement.  None of the Tiger Corporations intends, and none of the Tiger Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(e) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (including Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or to similar funding standards pursuant to the applicable Legal Requirement, the most recent annual and periodic accounting or valuation of Parent Employee Plan assets and liabilities, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material correspondence in its possession regarding any Parent Employee Plan regarding any audit, investigation or proceeding regarding such Parent Employee Plan or any fiduciary thereof and any correspondence with a Government Body in respect of the Parent Employee Plan including in respect of its registration or administration.

(f) Each of the Tiger Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement, and each Parent Employee Plan and Parent Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  All Parent Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  Each Parent Employee Plan intended to be tax qualified or to have a specific tax status under applicable Legal Requirements is so tax qualified or has maintained that tax status as applicable, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Employee Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan.  Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Tiger Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses).  There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan or any fiduciary thereof.  There are no actions, suits or claims pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan.  None of the Tiger Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.  Each of the Tiger Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan and each Parent Employee Agreement.  Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(g) None of the Tiger Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) “pension plan” including without limitation a defined benefit or target benefit pension plan; (ii) Parent Pension Plan subject to Title IV of ERISA; (iii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or within the meaning of the pension standards legislation that would apply to such a plan; or (iv) plan described in Section 413 of the Code.  No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.  None of the Tiger Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Tiger Corporations or any Parent Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Parent Foreign Plan (or other such method of valuing the assets as is permitted or required by the applicable Legal Requirements), the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Parent Foreign Plan such that no special payments are required to be made in respect of the Parent Pension Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations.  There are no material liabilities of the Tiger Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(h) None of the Tiger Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), a “health and welfare trust” or an “employee life and health trust” (as such terms are used by the Canada Revenue Agency or defined in the Income Tax Act (Canada)) and that is, in whole or in part, self-funded or self-insured.  No Parent Employee Plan provides (except at no cost to the Tiger Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Tiger Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  None of the Tiger Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or in connection with any other circumstance or event) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(j) Except as set forth in Part 3.16(j) of the Parent Disclosure Schedule, each of the Tiger Corporations and Parent Affiliates: (i) is, and has at all times been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours, working classification (including the proper classification of workers as independent contractors and consultants), occupational safety and health and employment practices, including the Immigration Reform and Control Act, or other labor related matters; (ii) has, to the Knowledge of Parent, withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not, to the Knowledge of Parent, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to workers compensation assessments and benefits, unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) is not liable for any unpaid wages, compensation, wage-related penalties, or other sums for failure to comply with any of the foregoing.  There are no controversies pending, or to the Knowledge of Parent, threatened between any of the Tiger Corporations and any current or former employee, which controversies would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(k) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made in connection with the Merger to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Tiger Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(l) Except as set forth in Part 3.16(l) of the Parent Disclosure Schedule or otherwise Made Available, none of the Tiger Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff,” “group termination” or “termination” (as defined in the WARN Act,  or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Tiger Corporations.

(m) Each Parent Employee Plan and Parent Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.  No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

3.17 Environmental Matters.

(a) None of the Tiger Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, or otherwise, that alleges that any of the Tiger Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Tiger Corporations with any Environmental Law in the future.

(b) To the Knowledge of Parent: (i) all Parent Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Tiger Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Parent Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Tiger Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Tiger Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Tiger Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state or provincial list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) Except with respect to Contracts relating to Parent Leased Real Property, none of the Tiger Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Tiger Corporations or any other Person relating to Materials of Environmental Concern.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Tiger Corporations is in full force and effect.  None of the Tiger Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Tiger Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents and Parent Canadian Securities Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC and on SEDAR through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC or Item 1.9 of Form 51-102F1.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is not as of the date of this Agreement, and there has not at any time been, any pending and served Legal Proceeding, or (to the Knowledge of Parent) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Tiger Corporations, any business of any of the Tiger Corporations, any of the assets owned, leased or used by any of the Tiger Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.20(a).

(b) There is no Order to which any of the Tiger Corporations, or any of the material assets owned or used by any of the Tiger Corporations, is subject.  To the Knowledge of Parent, no officer or other key employee of any of the Tiger Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Tiger Corporations.

3.21 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and, subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, consummate the transactions contemplated hereby.  The Parent Board (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Merger in the best interests of Parent and fair to its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement for purposes of NASDAQ Listing Rule 5635 and Part 6 of the TSX Company Manual by the holders of Parent Common Stock and directed that the proposed issuance of such shares be submitted for consideration by the Parent’s stockholders at the Parent Stockholders’ Meeting.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Inapplicability Anti-takeover Statutes. The Parent Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Parent not to be subject to any takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions.  No takeover statute, including MI 61-101, or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Voting Agreements or any of the Contemplated Transactions.

3.23 Vote Required. The only vote of Parent’s securityholders required to consummate the transactions contemplated hereby is the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy at the Parent Stockholders’ Meeting in favor of: (i)  the approval of the issuance of the Parent Common Stock pursuant to this Agreement for the purpose of approving such issuance under Nasdaq Listing Rule 5635 and under the TSX Company Manual; (ii) a proposal to approve the Governance Amendments to Parent Articles as contemplated herein, (iii) if required by the TSX, a proposal to approve the adoption of the Company Options and Company Option Plan;  and (iv) the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act (the “Required Parent Stockholder Vote”).  The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the transactions contemplated hereby. Parent is the sole stockholder of record of Merger Sub.  Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution of this Agreement.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the BCBCA, DGCL, the HSR Act, Investment Canada Act and the listing requirements of the NASDAQ and the rules and policies of the TSX, and assuming the Required Parent Vote is passed, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of: (i) any of the provisions of the certificate of incorporation, notice of articles, articles, bylaws, or other charter or organizational documents of any of the Tiger Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Tiger Corporations;

(b) contravene, conflict with or result in a material violation of, any Legal Requirement or any Order to which any of the Tiger Corporations, or any of the assets owned or used by any of the Tiger Corporations, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Tiger Corporations or that otherwise relates to the business of any of the Tiger Corporations or to any of the assets owned or used by any of the Tiger Corporations;

(d) except as already disclosed in Part 3.10(d) of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) accelerate the maturity or performance of any such Parent Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Tiger Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Tiger Corporations).

Except as may be required by the Securities Act, the Exchange Act, Investment Canada Act, the HSR Act, Canadian Securities Laws, and the listing requirements of the NASDAQ and the TSX, none of the Tiger Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Tiger Corporations.

3.25 Opinion of Financial Advisor. The Parent Board has received the written opinion of Lazard (the “Parent’s Financial Advisor”), financial advisor to the Parent, dated as of the date of this Agreement, to the effect that the issuance by the Parent of the Aggregate Merger Shares to the stockholders of the Company in connection with the Merger is fair, from a financial point of view, to the Parent.  The Parent will furnish an accurate and complete copy of said written opinion to the Company for informational purposes.

3.26 No Broker Fee. Except for the Parent’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Tiger Corporations.  The Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent’s Financial Advisor.

3.27 Valid Issuance. The Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options) has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, free and clear of Encumbrances and will not be subject to any pre-emptive rights or, subject to the accuracy of the representations and warranties made by the stockholders of the Company in the Representation Letters delivered pursuant to Section 6.12, any restriction on resale under (i) the Securities Act, other than  restrictions imposed by Rules 144 and 145 under the Securities Act, (ii) Canadian Securities Laws, other than a seasoning period under Section  2.6(3) of National Instrument 45-102, or (iii) the rules and policies of the TSX.

3.28 Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2 or contained in the Company Stockholder Voting Agreements.  The representations and warranties by the Company contained in Section 2 constitute the sole and exclusive representations and warranties of the Company, the other Owl Corporations and their respective Representatives in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.29 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4. Certain Covenants of the Parties Regarding Operations during the Pre-Closing Period.

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date of this Agreement, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be.  During the Pre-Closing Period, the Company and Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company’s and Parent’s financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate in order to enable Parent to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto and Canadian Securities Laws.  Subject to Section 5.7 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and Parent shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Owl Corporations or the Tiger Corporations, respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof.  Nothing herein shall require the Company or the Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements.  All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business of the Owl Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) the Company shall ensure that each of the Owl Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Owl Corporations preserves intact the material components of its current business organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Knowledge of the Company, threatened in writing by a third-Person, against, relating to, involving or otherwise affecting any of the Owl Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Owl Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Owl Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s right to purchase restricted shares of Company Common Stock held by an employee of or other service provider to the Company upon termination of such Person’s services or upon the cashless or net exercise of outstanding Company Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant (including through filing a registration statement with the SEC): (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (2) Company may, in the ordinary course of business grant Company Equity Awards to employees) of an Owl Corporation under the Company Option Plan; provided that such Company Equity Awards may not exceed 400,000 shares of Company Common Stock in the aggregate under the Company Option Plan);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plan, any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Owl Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Owl Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Company Material Contract or any other Contract that is material to the Owl Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Owl Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto; provided, that, in the case of the foregoing clause “(B)” an amendment, termination or waiver under any Company Material Contract listed in Part 4.2(b)(viii) of the Company Disclosure Schedule shall not be deemed to be in the ordinary course of business and shall not be permitted without the consent of Parent.

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Owl Corporations; or (C) sales of inventory in the ordinary course of business);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Owl Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except as set forth in Part 4.2(b)(xi) of the Company Disclosure Schedule, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Company Employee Plan or Company Employee Agreement in effect as of the date of this Agreement; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Company Employee Plan or Company Employee Agreement as in effect as of the date of this Agreement);

(xiii) hire any employee (except (A) to fill any position set forth in Part 4.2(b) of the Company Disclosure Schedule or (B) in order to fill a position vacated after the date of this Agreement) or promote any employee to the level of Vice President or above (except for hiring or promoting an employee to fill a non-executive officer position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations or under Canadian Securities Laws, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Owl Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in a monetary obligation involving only the payment of monies by the Owl Corporations of not more than $100,000 in the aggregate;

(xviii) subject to Section 5.9(e), take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify, or take any action that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action that would reasonably be expected to prevent the Merger from being subject to Section 367(a)(1) of the Code; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly: (i) advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Owl Corporations and (ii) provide copies to Parent of any material letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Section 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 6 to be satisfied.

4.3 Operation of the Business of the Tiger Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) Parent shall ensure that each of the Tiger Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Tiger Corporations preserves intact the material components of its current business organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company of any claim asserted or Legal Proceeding commenced, or, to the  Knowledge of Parent, threatened in writing by a third-Person, against, relating to, involving or otherwise affecting any of the Tiger Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, during the Pre-Closing Period, Parent shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Tiger Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Tiger Corporations to the extent consistent with past practices; or (B) pursuant to Parent’s right to purchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment or upon the cashless or net exercise of outstanding Parent Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Parent may issue shares of Parent Common Stock: upon the valid exercise of Parent Options outstanding as of the date of this Agreement; and (2) Parent may, in the ordinary course of business grant Parent Equity Awards to directors, officers and employees of a Tiger Corporation under the Parent Option Plans; provided that such Parent Equity Awards may not exceed 400,000 shares of Parent Common Stock in the aggregate under the Parent Option Plans);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Tiger Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Tiger Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Parent Material Contract or any other Contract that is material to the Tiger Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Tiger Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Tiger Corporations; or (C) sales of inventory in the ordinary course of business);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Tiger Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Parent: (A) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Parent Employee Plan or Parent Employee Agreement in effect as of the date of this Agreement; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Parent Employee Plan or Parent Employee Agreement as in effect as of the date of this Agreement);

(xiii) hire any employee (except (A) to fill any position set forth in Part 4.3(b) of the Parent Disclosure Schedule or (B) in order to fill a position vacated after the date of this Agreement) or promote any employee to the level of Vice President or above  (except for hiring or promoting an employee to fill a non-executive officer position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Tiger Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in a monetary obligation involving only the payment of monies by the Tiger Corporations of not more than $100,000 in the aggregate;

(xviii) subject to Section 5.9(e), take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify, or take any action that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action that would reasonably be expected to prevent the Merger from being subject to Section 367(a)(1) of the Code; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.  Without limiting the generality of the foregoing, Parent shall promptly: (i) advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Tiger Corporations and (ii) provide copies to the Company of any material letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period.  No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Section 7 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 7 to be satisfied.

4.4 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall cause its Subsidiaries and the respective directors and officers of the Company and its Subsidiaries not to (and the Company shall direct the other Representatives of the Owl Corporations not to, and the Company shall use its reasonable efforts to ensure that the other Representatives of the Owl Corporations do not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Owl Corporation or Acquisition Inquiry with respect to an Owl Corporation;

(ii) knowingly furnish any information regarding any of the Owl Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Owl Corporation or Acquisition Inquiry with respect to an Owl Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Owl Corporation or Acquisition Inquiry with respect to an Owl Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Owl Corporation or Acquisition Inquiry with respect to an Owl Corporation; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Owl Corporation.

(b) During the Pre-Closing Period, Parent shall not, directly or indirectly, and Parent shall cause its Subsidiaries and the respective directors and officers of the Parent and its Subsidiaries not to (and the Parent shall direct the other Representatives of the Tiger Corporations not to, and the Parent shall use its reasonable efforts to ensure that the other Representatives of the Tiger Corporations do not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Tiger Corporation or Acquisition Inquiry with respect to a Tiger Corporation;

(ii) knowingly furnish any information regarding any of the Tiger Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to a Tiger Corporation or Acquisition Inquiry with respect to a Tiger Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Tiger Corporation or Acquisition Inquiry with respect to a Tiger Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a Tiger Corporation or Acquisition Inquiry with respect to a Tiger Corporation; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to a Tiger Corporation;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, this Section 4.4(b) shall not prohibit Parent from furnishing information (including non-public information) regarding the Tiger Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to Parent by such Person (and not withdrawn) which after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to, result in a Parent Superior Offer if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4; (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable law; (C) at least two Business Days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement (which the Parent may discuss with such Person during the two day period) containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that the non-solicitation provisions shall permit the making of an Acquisition Proposal and provided further that the requirement to execute a confidentiality agreement shall not apply if the Person making or proposing to make the Acquisition Proposal is already party to a confidentiality agreement with the Parent at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement); and (D) at least two Business Days prior to furnishing any such information to such Person, Parent furnishes such information to the Company (to the extent such information has not been previously furnished or Made Available by Parent to the Company).  The Company and Parent agree that any breach or violation of the restrictions set forth in this Section 4.4 by (x) any director or officer of a Tiger Corporation will be deemed to be a breach of this Section 4.4 by Parent or (y) any other Representative of a Tiger Corporation will be deemed to be a breach of this Section 4.4 by Parent for purposes of subclause (A) of the preceding sentence and for purposes of Section 5.3(c).

(c) Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to an Owl Corporation or a Tiger Corporation, as the case may be, or Acquisition Inquiry with respect to an Owl Corporation or a Tiger Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry) that is made or submitted by any Person during the Pre-Closing Period.  Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall, and shall cause their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relates to any Acquisition Proposal or Acquisition Inquiry.

(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced to the extent requested by the other party to this Agreement except to the extent that the Parent Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable law.

Section 5. Additional Covenants of the Parties

5.1 Proxy Statement; Information Circular. As promptly as practicable after the date of this Agreement, Parent and the Company shall cooperate to prepare and Parent shall cause to be filed with the SEC, the TSX and, if applicable, any other Governmental Authority, the Proxy Statement and Circular.  Parent shall use commercially reasonable efforts: (i) to cause the Proxy Statement and Circular to comply with the applicable rules and regulations promulgated by the SEC, Canadian Securities Laws and the rules and policies of the TSX; (ii) to promptly notify the Company of, cooperate with the Company with respect to, provide the Company (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC, the TSX and if applicable, any other Governmental Authority or their respective staff with respect to the Proxy Statement or Circular; and (iii) to provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and Circular, and any amendment or supplement thereto, prior to filing of any such document with the SEC, the TSX and if applicable, any other Governmental Authority.  Parent shall cause to be filed with the SEC, the TSX and if applicable, any other Governmental Authority the Proxy Statement and Circular and Parent shall use commercially reasonable efforts to cause the Proxy Statement and Circular to be mailed to Parent’s stockholders as promptly as practicable.  Each of Parent and the Company shall promptly furnish to the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.  If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or Circular, then such party:  (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Circular prior to it being filed with the SEC, the TSX and if applicable, any other Governmental Authority; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC, the TSX and if applicable, any other Governmental Authority; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Parent.

5.2 Federal and State Blue Sky Laws. Parent shall take such steps within its control as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of shares of Parent Common Stock pursuant to Section 1.5(a)(ii). The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant to Section 1.5(a)(ii).

5.3 Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (w) a proposal to approve the issuance of shares of Parent Common Stock under the Contemplated Transactions pursuant to Nasdaq Listing Rule 5635 and Part 6 of the TSX Company Manual, (x) a proposal to approve the Governance Amendments to Parent Articles as contemplated herein, (y) if required by the TSX, a proposal to approve the adoption of the Company Options and Company Option Plan; and (z) the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act; and (ii) shall submit such proposals to such holders at the Parent Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company.  Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).  Parent shall ensure that all proxies solicited by the Tiger Corporations and  their Representatives in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.  Notwithstanding anything to the contrary contained in this Agreement, Parent may after consultation with the Company adjourn or postpone the Parent Stockholders’ Meeting only: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or Circular that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Parent’s stockholders; (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger.  Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent Common Stock in the Merger to its stockholders for a vote on the approval thereof.  Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 8, its obligations to hold the Parent Stockholders’ Meeting pursuant to this Section 5.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal with respect to a Tiger Corporation or Acquisition Inquiry with respect to a Tiger Corporation or by any Parent Change in Recommendation or the entering into any Alternative Agreement.

(b) Subject to Section 5.3(c): (i) the Proxy Statement and Circular shall include a statement to the effect that the Parent Board has determined that this Agreement and the Merger is in the best interests of Parent and fair to its stockholders, and recommends that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger at the Parent Stockholders’ Meeting (such determination and recommendation being referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to publicly reaffirm the Parent Board Recommendation, or fail to publicly state that this Agreement and the Merger are in the best interests of Parent and fair to its stockholders, within five Business Days after the Company requests in writing that such action be taken, provided that the Company has a reasonable basis for making such request; (B) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five Business Days after an Acquisition Proposal with respect to a Tiger Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if: (A) Parent has not breached its obligations under Section 4.4 in connection with the offer  referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and not withdrawn (provided, however, that for purposes of this Section 5.3(c)(i), all references to “15%” in the definition of “Acquisition Transaction” as used in “Acquisition Proposal” shall be deemed substituted with “90%”); (C) the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such offer is a Parent Superior Offer (provided, a new notice shall be required with respect to each material modification to such offer); (E) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, a failure to make a Parent Change in Recommendation would be inconsistent with the fiduciary duties of the Parent Board under applicable law; or

(ii) if: (A) other than (1) the development or circumstances contemplated by clause “(i)” of this Section 5.3(c) or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an Acquisition Proposal with respect to a Tiger Corporation or an Acquisition Inquiry with respect to a Tiger Corporation, a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Parent Board or any executive officer nor reasonably foreseeable to the Parent Board or any executive officer of Parent as of the date of this Agreement and does not relate to (x) events, changes or circumstances relating to Company or any of its Affiliates, (y) clearance of the Merger under the antitrust laws or (z) the mere fact that Parent meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement (however, the underlying reasons for such events may constitute such material event, development or change in circumstances) (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five Business Days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Intervening Event; and (D) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Parent Change in Recommendation would be inconsistent with the fiduciary duties of the Parent Board under applicable law.

(d) (i) Nothing contained in this Section 5.3 will prohibit Parent from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Parent Board may determine (after consultation with outside counsel) that it or Parent, as applicable, is required to make under applicable law will constitute a violation of this Agreement; provided, however, that in any event the Parent Board shall not make a Parent Change in Recommendation except in accordance with this Section 5.3.  Any public disclosure or statement by a Tiger Corporation (or any of their respective Representatives) relating to an Acquisition Proposal or Acquisition Inquiry or Intervening Event with respect to a Tiger Corporation (other than a ‘stop, look and listen’ communication) shall be deemed to be a Parent Change in Recommendation unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or statement.

(e) Following a Parent Change in Recommendation made or effected pursuant to Section 5.3(c)(i), Parent may enter into a definitive agreement providing for the consummation of the transaction contemplated by the Parent Superior Offer to which such Parent Change in Recommendation relates provided that (i) the effectiveness of such agreement is conditioned on the termination of this Agreement, (ii) none of Parent nor any of the other Tiger Corporations has any obligation or liability of any kind pursuant to such agreement prior to the termination of this Agreement and the payment of the Parent Termination Fee, and (iii) such agreement automatically terminates without any further action by any party thereto and without any payment, penalty or other obligation or liability of any kind if and when the Required Parent Stockholder Vote is obtained (an “Alternative Agreement”).

5.4 Company Options and Company Restricted Shares.

(a) At the Effective Time, Parent shall assume the Company Option Plan and all awards granted thereunder that are assumed by Parent pursuant to this Section 5.4 (together with all agreements that govern the treatment of such assumed awards (each, an “Award Agreement”)).  From and after the Effective Time, Parent shall be entitled to grant stock awards under the Company Option Plan, to the extent permissible under applicable Legal Requirements, using the share reserve of such Company Option Plan as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan and Award Agreement.

(b) At the Effective Time, each outstanding and unexercised Company Option, whether vested or unvested immediately prior to the Effective Time, shall, without any further action on the part of any holder of a Company Option, be assumed by Parent.  Each such Company Option so assumed by Parent hereunder (each, an “Adjusted Option”) shall, subject to the requirements of the TSX, continue to have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Company Option under the Company Option Plan and applicable Award Agreements immediately before the Effective Time, except that, (i) each Adjusted Option will be exercisable for that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock to which the corresponding Company Option related immediately prior to the Effective Time and (y) the Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient of (x) the per share exercise price of the Company Option and (y) the Exchange Ratio, rounded up to the nearest whole cent.  The date of grant of each Adjusted Option will be the date on which the corresponding Company Option was granted.  Notwithstanding the foregoing, the adjustment described in this Section 5.4(b) shall be made in a manner consistent with Section 409A of the Code and, with respect to each Company Option that is an incentive stock option (within the meaning of Section 422(b) of the Code), no adjustment will be made that would be a modification (within the meaning of Section 424(h) of the Code) to such Company Option.

(c) At the Effective Time, each Company Restricted Share outstanding immediately before the Effective Time, shall, without any further action on the part of any holder of a Company Restricted Share, be assumed by Parent and shall be converted into a comparable award in respect of Parent Common Stock (each, an “Adjusted Restricted Share Award”).  Each Adjusted Restricted Share Award shall continue to have and be subject to the same terms and conditions as were applicable to the corresponding Company Restricted Share under the Company Option Plan and applicable Award Agreements immediately before the Effective Time, except that (A) the number of shares of Parent Common Stock subject to such Adjusted Restricted Share Award shall be equal to the product of (i) the number of shares of Company Common Stock that were issuable upon the lapse of restrictions or conditions on vesting applicable to such Company Restricted Share immediately prior to the Effective Time, and (ii) the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock subject to an Adjusted Restricted Share Award and (B) the per share purchase price for the shares of Parent Common Stock purchased pursuant to such Company Restricted Share will be equal to the quotient of (i) the per share purchase price, if applicable, of the Company Restricted Share, and (ii) the Exchange Ratio, rounded up to the nearest whole cent.

(d) As soon as practicable (but in no event later than five (5) days) after the Effective Date, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Common Stock subject to the Company Options or Company Restricted Shares assumed by Parent in accordance with Section 5.4 and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement until such time as the shares of Parent Common Stock underlying each such Company Option or Company Restricted Share assumed by Parent have been issued or such Company Option or Company Restricted Share has been terminated, expired, cancelled or forfeited.

(e) Prior to the Effective Time:

(i) Parent shall take all corporate action necessary, including any action to be taken under Section 5.3(a)(i)(y) to approve the adoption of the Company Options and Company Option Plan, to reserve for issuance a sufficient number of Parent Stock as is equal to the aggregate number of Parent Stock issuable after the Effective Time (i) upon exercise of the Adjusted Options, and (ii) in respect of each share of Adjusted Restricted Share Award; and

(ii) the Company shall use its commercially reasonable efforts to take all action that may be necessary (under the Company Option Plan, Award Agreements and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.4.

5.5 Employee Benefits.

(a)  Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements all employees of the Owl Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent.

(b) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent.  Except for Company Indemnified Persons to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Except for Parent Indemnified Persons  to the extent of their respective rights pursuant to Section 5.6(b), no Parent Associate, shall be deemed to be a third party beneficiary of this Agreement.

(c) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Owl Corporations for purposes of eligibility, vesting and participation, but not for purposes of benefit accrual, in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Benefit Plan.  In addition, and subject to the concurrence of any third-party insurers (which Parent shall use reasonable best efforts to obtain), Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time.

(d) Nothing contained herein shall be construed as requiring the Owl Corporations or the Tiger Corporations to continue any specific Company Employee Plan or Parent Employee Plan. The provisions of this Section 5.5 are for the sole benefit of Parent and the Company and nothing in this Section 5.5, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan or Parent Employee Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company Employees, including Continuing Employees, prior to, on or following the Effective Time.

5.6 Indemnification of Officers and Directors.

(a) Company Indemnified Person.

(i) All rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the “Company Indemnified Persons”) for their acts and omissions as directors, officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries  to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective.  Parent shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such Person’s prior written consent.  Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.6(a).

(ii) At or prior to the Effective Time, the Company or the Surviving Corporation shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to the Company Indemnified Parties than those in effect under the Company Existing D&O Policy in effect on the date of this Agreement, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees and agents of the Company or its Subsidiaries occurring prior to the Effective Time.  If such “tail policy” is not obtained then from the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ and fiduciary liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid by the Company for the Company Existing D&O Policy (the “Company Maximum Premium”).  In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

(b) Parent Indemnified Person.

(i) All rights to indemnification, advancement of expenses and exculpation from liabilities by the Parent or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Parent or its Subsidiaries at or prior to the Effective Time (the “Parent Indemnified Persons”) for their acts and omissions as directors, officers, employees or agents of the Parent or its Subsidiaries occurring prior to the Effective Time, as provided in the Parent’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Parent and said Parent Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed by the Parent and such Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective.

(ii) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Parent shall maintain in effect, for the benefit of the Parent Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Parent or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Parent as of the date of this Agreement in the form delivered or Made Available by the Parent to Company prior to the date of this Agreement (the “Parent Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Parent may substitute for the Parent Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Parent shall not be required to pay annual premiums for the Parent Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid by the Parent for Parent’s Existing D&O Policy (the “Parent Maximum Premium”).  In the event any future annual premiums for the Parent Existing D&O Policy (or any substitute policies) exceed the Parent Maximum Premium, the Parent shall be entitled to reduce the amount of coverage of the Parent Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Parent Maximum Premium.

(c) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which any Company Indemnified Person or Parent Indemnified Person may incur in enforcing the indemnification and other obligations provided for in this Section 5.6.

(d) This Section 5.6 is intended to be (i) for the benefit of, and shall be enforceable by, the Company Indemnified Persons and the Parent Indemnified Persons, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Person or Parent Indemnified Person may have by contract or otherwise, including indemnification agreements that the Company or Parent have entered into with any of their respective directors or officers and (iii) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person or Parent Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1).  In the event that the Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, Parent (or its successor, as applicable), shall make proper provision so that the successors and assigns of the Surviving Corporation or the Parent (as the case may be) honor the indemnification and other obligations set forth in this Section 5.6.  This Section 5.6 shall survive consummation of the Merger.

5.7 Regulatory Approvals and Related Matters.

(a)  Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement (and in all events within 15 Business Days after the date of this Agreement), all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.  Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 Business Days) after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger.  The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act (the “Antitrust Filings”); and (ii) use reasonable best efforts to supply any additional information which is required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate.  Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, the requirements of the HSR Act.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.  Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding, to the extent permitted by the applicable Governmental Body, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(b) Subject to Section 5.7(c), Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Section 6 and Section 7, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Section 6 or Section 7, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions).  Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent, Merger Sub nor the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets; provided, however, each of Parent, Merger Sub and the Company shall consider in good faith any divestiture that would not be reasonably likely to (i) give rise to a Parent Material Adverse Effect or Company Material Adverse Effect, (ii) materially impair the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby or (iii) give rise to a material adverse effect on the business plan or business strategy of the combined company.

5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions.  The Company shall consult with Parent and consider the views and comments of Parent before any of the Owl Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions.  The Parent shall consult with the Company and consider the views and comments of the Company before any of the Tiger Corporations or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicate with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ and the TSX if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to Parent or any Parent Subsidiaries or any Parent Change in Recommendation.

5.9 Tax Matters.

(a) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and Company (i) shall report the Merger on their Tax Returns as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall, to the extent required, report the Merger on their Tax Returns as not being subject to Section 367(a)(1) of the Code as a result of the operation of Section 1.367(a)-3(c) of the Code, (iii) shall not take any inconsistent position with the foregoing on any Tax Return or in any proceeding before any Tax authority or other tribunal, and (iv) shall not take any action, cause or permit any action to be taken or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” described in Section 368(a) of the Code or that would cause the Merger to be subject to Section 367(a)(1) of the Code.

(b) For so long as the Person listed on Schedule 5.9(b) owns stock of Parent, Parent shall use its reasonable efforts to avoid, in respect of any taxable year, being a passive foreign investment company within the meaning of Section 1297 of the Code (a “PFIC”), including, but not limited to, causing a Subsidiary to file an election pursuant to Treasury Regulation Section 301.7701-3.  No later than 75 days after the end of each fiscal year, Parent shall deliver to the Shareholder an analysis as to whether the Parent believes that it will be treated as a PFIC in respect of such taxable year.  Such analysis may be prepared by Parent, but in preparing such analysis Parent shall consult with its internationally recognized tax advisors.

(c) Parent shall provide, and shall cause each of its Subsidiaries to provide to the Person listed on Schedule 5.9(b), all information that may be necessary to allow such Person (or its direct or indirect owners) to evaluate the analysis referenced in Section 5.9(b) and to fulfill their U.S. tax filing and reporting obligations.  Parent shall provide, and shall cause each of its Subsidiaries to provide, such information to the Person listed on Schedule 5.9(b) as direct and indirect owners of such Person may reasonably require to timely file and maintain a “qualified electing fund” (“QEF”) election (as defined in Section 1295(a) of the Code) with respect to any such entity.

(d) Parent shall cause the Company to comply with the reporting requirements of United States Treasury Regulations Section 1.367(a)-3(c)(6) applicable to the transactions contemplated hereunder, and any other reporting requirements applicable to a tax-free reorganization pursuant to the Code or the Treasury Regulations promulgated thereunder.

(e) Notwithstanding anything to the contrary in this Section 5.9 (or in Sections 4.2(b)(xviii) or Section 4.3(b)(xviii)), none of Parent, its Subsidiaries, or the Company will be required to comply with the undertakings set forth in Section 5.9(a) or (d) unless: (i) the shareholders of the Company immediately prior to the completion of the Merger have provided the Company or Parent, as applicable, with the information relating to such shareholders that is necessary for the Company or Parent, as applicable,  (A) to establish the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1)(i) and (B) to comply with Treasury Regulation Section 1.367(a)-3(c)(6), and (ii) with respect to the application of Sections 5.9(a) and (d) to a shareholder of the Company immediately prior to the completion of the Merger, if that shareholder is a “five-percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), such shareholder has entered into the five-year agreement referenced in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

5.10 Listing. Parent shall use commercially reasonable best efforts obtain TSX approval of the Contemplated Transactions and to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, to be approved for listing (subject to notice of issuance) on the NASDAQ and the TSX, at or prior to the Effective Time.

5.11 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Owl Corporations other than those continuing in office in accordance with Section 5.12 as officers and directors of the surviving entity in the Merger. Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time the resignation of each officer and director of each of the Tiger Corporations other than those continuing in office in accordance with Section 5.12.

5.12 Board of Directors of the Combined Company; Management of the Combined Company.

(a) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of seven seats, to be filled as set forth on Schedule 5.12, and the directors of which shall remain in office or be appointed as indicated on Schedule 5.12 to hold office from and after the Effective Time until his or her respective successor is duly elected.

(b) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the officers of Parent shall consist of the persons set forth on Schedule 5.12, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or removal.

5.13 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least 10 days prior to the Closing Date, the Company shall furnish the following information to Parent for each  Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent (to the extent then known): (a) the number of shares of Company Common Stock held by such Person and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company Restricted Shares held by such Person and expected to be assumed by Parent and converted or exercisable into shares of Parent Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such Person and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.

5.14 Name of the Combined Corporation and Headquarters. The name of Parent will not be changed at the Effective Time or as a result of the combination and the headquarters of Parent shall remain the headquarters of the combined company at the Effective Time, in each case, except as may otherwise be agreed by the parties hereto.

5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.16 Securityholder Litigation.

(a) The Company shall give Parent the right to participate in the defense or settlement of any securityholder litigation against the Company and/or the Company Board relating to the Contemplated Transactions.  In no event shall the Company enter into or agree to any settlement with respect to such securityholder litigation without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Parent shall give the Company the right to participate in the defense or settlement of any securityholder litigation against Parent and/or the Parent Board relating to the Contemplated Transactions.  In no event shall Parent enter into or agree to any settlement with respect to such securityholder litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.16, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in this Section 5.16.

5.17 Company Covenant Regarding Registration Statement. The Company shall not file any registration statement, or any amendment to a registration statement, in respect of any of its securities, under the Securities Act.

5.18 Representation Letters. The Company shall obtain from each Person to whom Parent Common Stock will be issued pursuant to the Merger a representation letter in the form of Exhibit G, duly executed and dated the Closing Date.

5.19 Termination of Agreement. The Company shall cause the Information Sharing and Cooperation Agreement, dated December 22, 2014, between the Company and Roivant Sciences Ltd. to be terminated by the parties thereto; provided, however, that such termination shall not impose any termination or other fee or payment or other similar obligation on the Company, or result in the grant of any options or rights to acquire assets or securities of the Company.

5.20 Section 228 Notice Requirements. The Company shall comply with the notice requirements of Section 228 of the DGCL.

Section 6. Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The issuance of shares of Parent Common Stock in the Merger, the Governance Amendments to Parent Articles, and, if necessary, the adoption of the Company Options and Company Option Plan shall each have been duly approved by the applicable Required Parent Stockholder Vote.

6.4 Certificate. Parent and Merger Sub shall have received a certificate, which shall be in full force and effect, executed by the Chief Executive Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.3(a), and 6.5 have been duly satisfied and specifying the number of Fully Diluted Company Shares (and components thereof).

6.5 No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.6 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under the HSR Act and Investment Canada Act, if required, shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act and Investment Canada Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

6.7 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX. The TSX shall have approved of the Contemplated Transactions.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger, including the issuance of Parent Common Stock pursuant to the Merger, illegal.

6.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of any of the Owl Corporations; (d) seeking to compel any of the Owl Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Owl Corporations.

6.10 FIRPTA Matters. The Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

6.11 Issuance of Parent Common Stock. The issuance of the Parent Common Stock issuable pursuant to the Merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and Canadian Securities Laws.

6.12 Representation Letters. The Company shall have delivered to Parent the Representation Letters.

6.13 Termination of Agreement. The Information Sharing and Cooperation Agreement, dated December 22, 2014, between the Company and Roivant Sciences Ltd. shall have been terminated by the parties thereto.

Section 7. Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The issuance of shares of Parent Common Stock in the Merger, the Governance Amendments to Parent Articles, and, if necessary, the adoption of the Company Options and Company Option Plan shall each have been duly approved by the applicable Required Parent Stockholder Vote and this Agreement shall have been duly adopted by Parent as the sole stockholder of Merger Sub.

7.4 Certificate. The Company shall have received a certificate, which shall be in full force and effect, executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.3(b) and 7.5 have been duly satisfied and specifying the number of Aggregate Merger Shares (and components thereof).

7.5 No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.6 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under the HSR Act and Investment Canada Act, if required, shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act and Investment Canada Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

7.7 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX and shall not be subject to any resale or escrow restrictions imposed by the TSX. The TSX shall have approved of the Contemplated Transactions, including the assumption of the Company Options, Company Option Plan and Company Restricted Shares, and any amendments thereto required by the TSX shall not economically disadvantage the holders of the Company Options or Company Restricted Shares.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Owl Corporations to own any of the material assets or materially limit the operation of the business of any of the Owl Corporations; (d) seeking to compel any of the Owl Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Owl Corporation.

7.10 Issuance of Parent Common Stock. The issuance of the Parent Common Stock issuable pursuant to the Merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and the requirement to file a prospectus under Canadian Securities Laws.

7.11 Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

7.12 Directors and Officers. Effective as of the Effective Time, the directors and officers of Parent shall be as provided in Schedule 5.12.

7.13 Legal Opinion. The Company shall have received a legal opinion, in a form satisfactory to the Company, acting reasonably, executed by Farris, Vaughan, Wills & Murphy LLP, as to the matters set forth in Exhibit I hereto (subject to customary assumptions and qualifications).

Section 8. Termination

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the date that is four months after the date of this Agreement (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by the Company or Parent if: (a) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger; and (b) the issuance of shares of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the issuance of Parent Common Stock in the Merger approved by the applicable Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of  Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h) by the Company if an HBV Material Adverse Event has occurred.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for: (A) any willful inaccuracy in or breach of any representation or warranty contained in this Agreement to the extent such inaccuracy or breach: (1) in the case of the Company had (or would reasonably be expected to have) a Company Material Adverse Effect; and (2) in the case of Parent or Merger Sub, had (or would reasonably be expected to have) a Parent Material Adverse Effect; or (B) any breach of any material covenant or obligation contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all out-of-pocket fees and expenses, other than accountants’ and attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement and Circular and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under the HSR Act.

(b) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(d) or 8.1(e), (ii) by Parent pursuant to Section 8.1(b) or 8.1(d) following a Parent Change in Recommendation, or (iii) by either Company or Parent pursuant to Section 8.1(b) if the Parent Stockholders’ Meeting has not been held prior to the End Date and the failure to hold the Parent Stockholder's Meeting is not attributable to a failure on the part of the Company to perform any covenant or obligation of this Agreement by the time the Company is required to perform such covenant or obligation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $12,000,000 (the “Parent Termination Fee”); provided, however, that, if there has been (a) no Acquisition Proposal made or proposed for any of the Tiger Corporations prior to the time of the Parent Stockholders’ Meeting that has become publicly known and (b) no Parent Change in Recommendation, then in the case of a termination by the Company pursuant to Section 8.1(d), the Parent Termination Fee shall be $5,000,000.  The Parent Termination Fee shall be paid as follows: in the case of termination by Parent pursuant to the preceding sentence, simultaneously with Parent’s termination of the Agreement and in the case of termination by the Company pursuant to the preceding sentence, within two Business Days after termination of this Agreement.

(c) In the event that the Company shall receive the Parent Termination Fee, such fees shall not be penalties but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by the parties in connection with the matter forming the basis for such termination.  Notwithstanding any other provision of this Agreement to the contrary, and provided the Company has not (i) notified Parent that it is not accepting the Parent Termination Fee, which notification shall occur, if at all, within 5 Business Days following the applicable termination of this Agreement, and (ii) refunded the Parent Termination Fee in full to Parent within 5 Business Days following payment thereof, if the Parent Termination Fee has been previously paid hereunder, the parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedy of the parties and that, except for the payments expressly set forth in this Section 8.3, each of the parties and their respective affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such party or parties) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Merger and the other transactions contemplated by this Agreement to be consummated.

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9. Miscellaneous Provisions

9.1 Amendment. This Agreement may be amended with the approval of the respective Company Board and Parent Board at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ or the TSX requires further approval of Parent’s stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.9 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph.  The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2.  The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements.  The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date of this Agreement, and no amendments or modifications thereto shall be made.  Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date of this Agreement shall be disregarded.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.  Except as specifically provided in Section 5.6 and, following the Effective Time, except for the right of holders of Company Common Stock to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Tekmira Pharmaceuticals Corporation
100 -8900 Glenlyon Parkway
Glenlyon Business Park
Burnaby, B.C., V5J 5J8
Tel: (604) 419-3200
Attention: Bruce Cousins, Executive Vice President and
Chief Financial Officer
E-Mail: BCousins@tekmirapharm.com

with copies (which shall not constitute notice) to:

Farris, Vaughan, Wills & Murphy LLP
700 West Georgia St., 25th Floor
Vancouver, British Columbia V7Y 1B3
Tel: (604) 661-9307
Attention: R. Hector MacKay-Dunn, Q.C.
E-mail: hmackay-dunn@farris.com

Dorsey & Whitney LLP
Suite 1605, 777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K4
Tel: (604) 630-5199
Attention: Daniel M. Miller
E-mail: miller.dan@dorsey.com

if to the Company:

OnCore Biopharma, Inc.
3805 Old Easton Road
Doylestown, Pennsylvania 18902
Attention: Bryce Roberts
E-Mail: Bryce.roberts@oncorebiopharma.com

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Tel: (650) 843-5753
Attention: Frank Rahmani
E-mail: rahmaniff@cooley.com

9.10 Cooperation. The Company and Parent agree to cooperate fully with Parent and the Company, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Company to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

 In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Tekmira Pharmaceuticals Corporation

By:
Name:	Mark J. Murray
Title:	President and Chief Executive Officer

By:
Name:	Bruce Cousins
Title:	Executive Vice President and Chief Financial Officer

TKM Acquisition Corporation

By:
Name:	Mark J. Murray
Title:	President

By:
Name:	Bruce Cousins
Title:	Secretary and Treasurer

OnCore Biopharma, Inc.

By:
Name:	Patrick T Higgins
Title:	Chief Executive Officer

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a)           any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

(b)           any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 15% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

(c)             any liquidation or dissolution of such Entity or any of its Subsidiaries.

Affiliate.  An “affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

Aggregate Merger Shares. “Aggregate Merger Shares” shall mean a number of shares of Parent Common Stock equal to the sum, without duplication, of the aggregate number of shares of Parent Common Stock and shares of Parent Preferred Stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of Parent Options, Parent Warrants, or other direct or indirect rights to acquire shares of Parent Common Stock or Parent Preferred Stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

 BCBCA. “BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder.

Business Day. “Business day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in California or New York.

Canadian Securities Laws. “Canadian Securities Laws” means the Securities Act (BC) and all other applicable Canadian provincial securities laws and Legal Requirements and, in each case, the rules, regulations and published policies made thereunder.

Canadian Tiger Corporation. “Canadian Tiger Corporation” means at a particular time, any Tiger Corporation that is, or is deemed to be, resident in Canada at that time for purposes of the Income Tax Act (Canada).

CFDA.  “CFDA” shall mean the Canada Food and Drugs Act, as amended.

Circular. “Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to Parent Stockholders in connection with the Parent Stockholders’ Meeting, including any amendments or supplements thereto.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Owl Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Owl Corporations or of or to any Company Affiliate.

Company Board.  “Company Board” shall mean the Company’s board of directors.

Company Capital Stock.   “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock and any other capital stock issued by the Company.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which any of the Owl Corporations is a party; (b) by which any of the Owl Corporations or any Company IP owned by any of the Owl Corporations or any other asset of any of the Owl Corporations is or may become bound or under which any of the Owl Corporations has, or may become subject to, any obligation; or (c) under which any of the Owl Corporations has or may acquire any right or interest.

Company Designated Representations.  “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c), 2.3(e), 2.20, 2.21, 2.22 and 2.24.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee.  “Company Employee” shall mean any director or any officer or other employee of any of the Owl Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Owl Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Owl Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan.  “Company Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Owl Corporations for the benefit of any Company Associate; or (b) with respect to which any of the Owl Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award.  “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company Foreign Plan.  “Company Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside of the United States to which any of the Owl Corporations is required to contribute or under which any of the Owl Corporations has or may have any liability; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (c) any Company Employee Plan that covers or has covered any Company Employee whose services are or have been performed primarily outside of the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property relating to the Company Products in which any of the Owl Corporations has an ownership interest; and (b) all other Intellectual Property with respect to which any of the Owl Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent), condition (financial or otherwise) or results of operations of the Owl Corporations taken as a whole; provided, however, that, in no event shall any Effect resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the biopharmaceutical industry or the U.S., Canada or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Owl Corporations taken as a whole; (ii) general conditions in the financial or currency markets, and any changes therein; (iii) changes in GAAP (or any interpretations of GAAP) or Legal Requirements (or any interpretations thereof) applicable to the Company or any of its Subsidiaries; (iv) the announcement of the transactions contemplated by the Agreement; (v) any natural disaster, adverse weather conditions or other force majeure events or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; and (vi) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics.

Company Option Plan.  “Company Option Plan” shall mean the Company’s 2014 Equity Incentive Plan.

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise).

Company Pension Plan.  “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Series R Preferred Stock, $0.001 par value per share, of the Company.

Company Product.  “Company Product” shall mean product candidates based on the Company’s drug development programs targeting hepatitis B virus, as currently under development.

Company Restricted Shares. “Company Restricted Shares” shall mean each share of restricted Company Common Stock issued by the Company, which is subject to vesting conditions and/or rights to repurchase or reacquire by the Company, whether granted, assumed, or issued by the Company pursuant to a Company Option Plan or otherwise.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited balance sheet of the Company as of September 30, 2014.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, as amended, dated as of November 14, 2014, between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, including the matters contemplated in the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, the Lock-up Agreements, the Registration Rights Agreement, the Governance Agreement, the Standstill Agreement, the Representation Letter, the Subscription Agreement and the Governance Amendment to Parent Articles.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Environmental Law.  “Environmental Law” means any federal, state, provincial, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean the number equal to the Aggregate Merger Shares divided by the Fully Diluted Company Shares.

FDA.  “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act.  “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

Federal Health Care Program.  “Federal Health Care Program” shall mean any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the federal government of Canada, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, and Title 10, Chapter 55 of the United States Code, respectively), or any state health care program (as defined in Section 1128(h) of the Social Security Act).

Fully Diluted Company Shares.  “Fully Diluted Company Shares” shall mean the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of Company Options or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ and the TSX).

Governance Amendment to Parent Articles.  “Governance Amendment to Parent Articles” shall mean the amendment to the articles of the Parent, in the form attached hereto as Exhibit H, proposed to be adopted by Parent as at the Effective Time to (i) remove the right of the chair to a second or casting vote at a meeting of the Parent Board and (ii) to implement certain transitional governance matters as set out in Exhibit E.

HBV Material Adverse Event.  “HBV Material Adverse Event” shall mean (i) the occurrence of any event or condition which would be expected to delay the first human subject from receiving TKM-HBV in Canada until after June 30, 2015, or (ii) the TKM-HBV Clinical Trial Authorization is cancelled in its entirety by Health Canada, or the TKM-HBV phase 1 clinical trial is otherwise terminated.

Health Canada.  “Health Canada” shall mean Health Canada or any successor Governmental Body thereto.

Health Care Laws.  “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative false claims law (42 U.S.C. §1320a-7b(a)), the anti-inducement law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) all laws and regulations governing the confidentiality of patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) the CFDA and the regulations promulgated thereunder, (g) the PMPRB, and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA, Health Canada and other Governmental Bodies that regulate the research, design, development, evaluation, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, promotion, sale, distributing or marketing, recall and reporting of prescription drugs and biologics (in any stage of development), or related to kickbacks, patient or program charges, recordkeeping, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been debarred by the FDA  or Health Canada or excluded from Federal Health Care Programs, quality, safety, privacy, security, licensure, or any other aspect of developing health care products and services.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean United States and Canadian, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), and all rights under, in or to any of the foregoing that may exist or be created under the laws of any jurisdiction in the world.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company.  “Knowledge of the Company” or a similar phrase shall mean the actual knowledge of the Company’s executive officers after reasonable inquiry.

Knowledge of Parent.  “Knowledge of Parent” or a similar phrase shall mean the actual knowledge of Parent’s executive officers after reasonable inquiry.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law or equity, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ and the TSX).

Made Available.  Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material to which the Company has given Parent access: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Parent and Parent’s Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material to which Parent has given the Company access: either (x) (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with Data Site with Firmex Inc. in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) the Company and the Company’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by the Parent, with the SEC and Canadian securities regulatory authorities prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database or on SEDAR.  As used in this definition of “Made Available”, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or Canadian securities regulatory authorities or any member of their respective staff.

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

NASDAQ.  “NASDAQ” shall mean the NASDAQ Global Market.

Order.  “Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

Owl Corporations.  “Owl Corporations” shall mean: (a) the Company; and (b) the Company’s Subsidiary.

Parent Affiliate.  “Parent Affiliate” shall mean any Person under common control with any of the Tiger Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.  “Parent Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Tiger Corporations or of or to any Parent Affiliate.

Parent Board.  “Parent Board” shall mean the Parent’s board of directors.

Parent Common Stock.  “Parent Common Stock” shall mean the common shares without par value in the capital of Parent.

Parent Contract.  “Parent Contract” shall mean any Contract:  (a) to which any of the Tiger Corporations is a party; (b) by which any of the Tiger Corporations or any Parent IP owned by any of the Tiger Corporations or any other asset of any of the Tiger Corporations is or may become bound or under which any of the Tiger Corporations has, or may become subject to, any obligation; or (c) under which any of the Tiger Corporations has or may acquire any right or interest.

Parent Designated Representations.  “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a), 3.3(c), 3.3(f), 3.21, 3.22, 3.23, 3.25 and 3.26.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee.  “Parent Employee” shall mean any director or any officer or any other employee of any of the Tiger Corporations.

Parent Employee Agreement.  “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Tiger Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Tiger Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, disability benefits,  sick pay, paid time off, vacation pay, retirement benefits, retiree health benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and any “health and welfare trust” or “employee life and health trust” within the meaning of the Income Tax Act (Canada): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Tiger Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Tiger Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.  For greater certainty, “Parent Employee Plan” includes any Parent Foreign Plan.

Parent Equity Award.  “Parent Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Parent Common Stock.

Parent Foreign Plan.  “Parent Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside of the United States to which any of the Tiger Corporations is required to contribute or under which any of the Tiger Corporations has or may have any liability; (b) any Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (c) any Parent Employee Plan that covers or has covered any Parent Employee whose services are or have been performed primarily outside of the United States.

Parent IP.  “Parent IP” shall mean: (a) all Intellectual Property relating to the Parent Products in which any of the Tiger Corporations has an ownership interest; and (b) all other Intellectual Property with respect to which any of the Tiger Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent), condition (financial or otherwise) or results of operations of the Tiger Corporations taken as a whole; provided, however, that, in no event shall any Effect resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the biopharmaceutical industry or the U.S., Canada or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Tiger Corporations taken as a whole; (ii) general conditions in the financial or currency markets, and any changes therein; (iii) any change in the market price or trading volume of Parent Common Stock; (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements (or any interpretations thereof) applicable to Parent or any of its Subsidiaries; (v) the announcement of the transactions contemplated by the Agreement; (vi) any natural disaster, adverse weather conditions or other force majeure events or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; and (vii) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics.

Parent Option Plans.  “Parent Option Plans” shall mean Parent’s: (a) 2007 Plan, (b) 2011 Plan, (c) two Designated Plans and (d) Protiva Option Plan, each as have been amended.

Parent Options.  “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Pension Plan.  “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock.  “Parent Preferred Stock” shall mean the Preferred Stock, $.001 par value per share, of Parent.

Parent Products.  “Parent Products” shall mean product candidates based on RNA interference therapeutics and/or lipid nanoparticle (LNP) delivery technology or any other programs that any Tiger Corporation is currently preclinically or clinically developing, marketing, selling, distributing or manufacturing for clinical or commercial use (whether or not in collaboration with another Person).

Parent Superior Offer.  “Parent Superior Offer” shall mean an unsolicited bona fide written offer by a third party (or any subsequent written offer by such third party that results from the negotiations with such third party, in accordance with the terms of the Agreement, of such third party’s initial unsolicited Acquisition Proposal) to purchase all or substantially all of the outstanding assets of the Parent or all of the shares of Parent Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable to Parent or the Parent’s stockholders from a financial point of view, to the combination with the Company, taking into account long-term value of the combined company rather than short term value.

Parent Triggering Event.  A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to the Company the Parent Board Recommendation, including a Parent Change in Recommendation; (b) Parent shall have failed to include in the Proxy Statement or Circular the Parent Board Recommendation and a statement to the effect that the Parent Board has determined that this Agreement and the Merger are in the best interests of the Parent and fair to its stockholders; (c) the Parent Board fails to publicly reaffirm the Parent Board Recommendation, or fails to publicly reaffirm its determination that this Agreement and the Merger are in the best interests of Parent and fair to its stockholders, within five Business Days after the Company requests in writing that such recommendation or determination be reaffirmed, provided that the Company has a reasonable basis for making such request; (d) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.4(b)); (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal including any Alternative Agreement; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have publicly announced, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to a Tiger Corporation is publicly announced, and Parent fails to issue a press release announcing its opposition to such Acquisition Proposal within five Business Days after such Acquisition Proposal is announced; or (h) Parent shall have breached, or shall have been deemed to have breached pursuant to the last sentence of Section 4.4(b), in any material respect Section 4.4 or Section 5.3 of the Agreement.

Parent Unaudited Balance Sheet.  “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2014.

Parent Warrants.  “Parent Warrants” shall mean (i) the outstanding Warrants dated June 16, 2011 to purchase 185,500 shares of Parent Common Stock and (ii) the Warrants dated February 29, 2012 to purchase 212,750 shares of Parent Common Stock.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

PMPRB.  “PMPRB” shall mean the Canada Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board.

Proxy Statement.  “Proxy Statement” shall mean the Proxy Statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Registered IP.  “Registered IP” shall mean all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release.  “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives.  “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Securities Act (BC).  “Securities Act (BC)” means the Securities Act (British Columbia).

SEDAR.  “SEDAR” means the System for Electronic Document Analysis Retrieval.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax.  “Tax” shall mean any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, premium tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, license tax, alternative or add-on minimum tax, withholding tax or payroll tax), and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tiger Corporations.  “Tiger Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries, including Merger Sub.

TSX.  “TSX” shall mean the Toronto Stock Exchange.

Warning Notice.  “Warning Notice” shall have the meaning set forth in Section 3.12(g).

EXHIBIT B
FORM OF PARENT STOCKHOLDER VOTING AGREEMENT

FORM OF VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of January 11 , 2015, by and between OnCore Biopharma, Inc., a Delaware corporation (“Company”) and ____________________________ (the “Shareholder”).

Recitals

A.           Shareholder is a holder of record and beneficially owns (whether directly or indirectly, or over which Shareholder has control or direction of) certain common shares without par value (“Common Shares’) in the capital of Tekmira Pharmaceuticals Corporation, a British Columbia corporation (“Parent”).

B.           Company, Parent, and TKM Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

C.           In order to induce Company to enter into the Merger Agreement, Shareholder is entering into this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section  1. Certain Definitions

For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by the Company) contemplating or otherwise relating to any Acquisition Transaction.

(b) The term “Acquisition Transaction” shall have the meaning assigned to that term in the Merger Agreement.

(c) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) beneficially owns (whether directly or indirectly, or over which Shareholder has control or direction of) such security, regardless of whether Shareholder Owns such security on the date hereof or has acquired Ownership of such security at any time after the date hereof and regardless of the manner in which Shareholder has acquired Ownership of such security, including, without limitation, as a result of the exercise of stock options, conversion of convertible securities, exchange of any securities or otherwise.

(d) “Parent Triggering Event” shall have the meaning assigned to that term in the Merger Agreement.

(e) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(g)           “Subject Securities” shall mean: (i) all Common Shares of Parent Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Parent (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which Shareholder acquires Ownership during the period from the date of this Agreement through and including the Voting Covenant Expiration Date.

(h)           A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly sell, transfer or assign or agree to sell, transfer or assign or grant to any person any right or option to buy any of the Subject Securities or the voting rights attached thereto, without the prior written consent of the Company.

(i)           “Voting Covenant Expiration Date” shall mean the earlier of the date upon which: (a) a Parent Triggering Event occurs; (b) the Merger Agreement is validly terminated, or (c) the date upon which the Merger is consummated.

Section 2. Transfer of Subject Securities and Voting Rights

2.1           Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2           Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy or power of attorney is granted (other than in connection with Shareholder’s compliance with Section 2.3 of this Agreement), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.  During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any person that is inconsistent with, violates, contravenes, or results in a violation, breach or contravention of, any of the provisions of this Agreement.

2.3           Permitted Transfers. Section 2.1 shall not prohibit a transfer of any Subject Securities by Shareholder (i) to Company or to any wholly-owned subsidiary of Company, (ii) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (iii) upon the death of Shareholder, (iv) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder, or (v) the transfer is to any nominee or custodian (including a trust) where there is no change in beneficial ownership (other than a change in beneficial ownership resulting from a transfer to a trust for the direct or indirect benefit of the immediate family members of the Shareholder); provided, however, in the case of each of clauses (ii), (iii) and (iv) above, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

Section 3. Voting of Shares

3.1           Voting Covenant Prior to Voting Covenant Expiration Date. Shareholder hereby agrees that prior to the Voting Covenant Expiration Date, at any meeting of the Shareholders of the Parent, however called, and in any written action by consent of Shareholders of the Parent, unless otherwise directed in writing by Company, Shareholder shall cause the Subject Securities to be voted:

(a) in favor of all matters comprising the Required Parent Stockholder Vote, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Parent or any subsidiary of the Parent in the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):  (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Parent or any subsidiary of the Parent; (B) any sale, lease or transfer of a material amount of assets of the Parent or any subsidiary of the Parent; (C) any reorganization, recapitalization, dissolution or liquidation of the Parent or any subsidiary of the Parent; (D) any change in a majority of the board of directors of the Parent; (E) any amendment to the Parent’s constating documents; (F) any material change in the capitalization of the Parent or the Parent’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” to “(c)” of the preceding sentence.

Section 4. No Solicitation

Shareholder agrees that, during the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Parent or any subsidiary of the Parent to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction.  Shareholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal.

Section 5. Representations and Warranties of Shareholder

Shareholder hereby represents and warrants to Company as follows:

5.1           Authorization, etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder and thereunder.  Shareholder has sole power to vote or otherwise agree to all of the matters set forth in this Agreement, in each case with respect to the Subject Securities Owned by such Shareholder on the date of this Agreement.  This Agreement has been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  If Shareholder is a limited liability company, then Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2           No Conflicts or Consents.

(a)           The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s affiliates or properties is or may be bound or affected.

(b)           Any proxies heretofore given in respect of any Subject Securities are not irrevocable and all such proxies have been or are hereby revoked.

(c)           The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent or approval of any Person.

5.3           Title to Securities.  As of the date of this Agreement:  (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Common Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Common Stock set forth under the heading “Options, Warrants and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; (d) Shareholder does not directly or indirectly Own any other Common Shares or any other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any Common Shares or other securities of the Company, other than the Common Shares and options, warrants and other rights set forth on the signature page hereof; and (e) Shareholder has not entered into any voting agreement or given any person any proxy with respect to the Subject Securities other than as set forth in this Agreement.

5.4           Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through and including the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

Section 6. Additional Covenants of Shareholder

6.1           Further Assurances.  From time to time and without additional consideration, Shareholder shall (at Company’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Company’s sole expense) take such further actions, as Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 7. Miscellaneous

7.1           Survival of Representations, Warranties and Agreements.  All claims for breaches of representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

7.2           Expenses.  Except as set forth in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3           Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or by electronic mail) to the address, facsimile telephone number  or electronic mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or electronic mail address as such party shall have specified in a written notice given to the other party):

if to Shareholder:

________________________________
________________________________
________________________________
________________________________

if to Company:

OnCore Biopharma, Inc.
3805 Old Easton Road
Doylestown, Pennsylvania 18902
Attention:  Bryce Roberts
E-Mail:  Bryce.roberts@oncorebiopharma.com

with a required copy to (which alone shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, California  94304
Attn: Frank Rahmani
Fax:  (650) 843-5753
Email: frahmani@cooley.com

7.4           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.5           Entire Agreement.  This Agreement and any other documents delivered by the parties in connection herewith or in connection with the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6           Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, by operation of law or otherwise, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors and personal representatives and Shareholder’s successors and assigns, and shall inure to the benefit of Company and its successors and assigns.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.7           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  Shareholder further agrees that neither Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.8           Non-Exclusivity.  The rights and remedies of Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Company under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.  Nothing in this Agreement shall limit any of Shareholder’s obligations, or the rights or remedies of Company, under any other agreement between Company and Shareholder; and nothing in any such other agreement shall limit any of Shareholder’s obligations, or any of the rights or remedies of Company, under this Agreement.

7.9           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties attorns to the non-exclusive jurisdiction of the Province of British Columbia for all purposes hereof. Nothing contained in this Section 7.9 shall be deemed to limit or otherwise affect the right of Shareholder or Company to commence any legal proceeding or otherwise proceed against the other in any other forum or jurisdiction.

7.10           Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.11           Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.12           Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by or against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.13           Amendment; Waiver.  This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.  No failure on the part of Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Company shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by or on behalf of Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signature Page Follows]

In Witness Whereof, Company and Shareholder have caused this Agreement to be executed as of the date first written above.

OnCore Biopharma, Inc.

By:
Name:
Title:

Shareholder

By:
Name:
Title:

Address:

Facsimile:
Email:

No. of Parent Common Shares beneficially owned, directly or indirectly, by Shareholder:
______________________

No. of Parent Common Shares over which control or direction is exercised by Shareholder:
______________________

No. of Parent Options held by Shareholder:
______________________

SIGNATURE PAGE TO VOTING AGREEMENT

EXHIBIT C
FORMS OF LOCK-UP AGREEMENT

There are three forms of Lock-Up Agreement, attached hereto as Exhibit C-1, C-2 and C-3.

C-1 is being signed by Roivant

C-2 is being signed by certain Company stockholders other than Roivant

C-3 is being signed by certain Parent stockholders

EXHIBIT C-1
FORM OF LOCK-UP AGREEMENT

January 11, 2015
TEKMIRA PHARMACEUTICALS CORPORATION
8900 Glenlyon Parkway
Burnaby, British Columbia  V5J 5J8
Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated January 11, 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation, and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), in each case, which are issued in connection with the Merger (as defined in the Merger Agreement)  (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

a.
the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

b.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;
c.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;
d.
transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

e.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;
f.
the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the Board of Directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

g.
transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

h.
pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the Board of Directors of the Company;

i.
the disposition of such number of shares of Common Stock with a fair market value (determined as of such time) equal to the aggregate amount of any applicable U.S. federal, state, local and non-U.S. taxes (including any applicable penalties and additions to tax) (i) imposed by a taxing authority on such holder or (ii) determined by such holder upon advice of counsel or other qualified tax advisor to be due, in either case, as a result of and in connection with the Merger;

j.
granting of a security interest in (whether by way of pledge or otherwise) shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

k.
sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of Common Stock of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without Cause (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e) hereunder, such transfer shall not involve a disposition for value and provided further, in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (j) hereunder, that each transferee, donee distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder.  The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity.  The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned and the Company agree that this Lock-Up Agreement shall automatically terminate and be of no further force or effect if (a) the Company is in material breach of its obligations under Articles 2 or 4 of the Governance Agreement dated the date hereof between the undersigned and the Company or Part 27 or Part 28 of the Company’s Articles and (b) such breach remains uncured for at least thirty (30) days after notice to the Company thereof.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.  In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.  This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

THIS LOCK-UP AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-Up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper.  The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof.  The undersigned hereby waives any right to a trial by jury.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature page follows]

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

 [Signature page to Lock-Up Agreement]

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

EXHIBIT C-2
FORM OF LOCK-UP AGREEMENT

January 11, 2015
TEKMIRA PHARMACEUTICALS CORPORATION
8900 Glenlyon Parkway
Burnaby, British Columbia  V5J 5J8
Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated January 11, 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation, and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), in each case, which are issued in connection with the Merger (as defined in the Merger Agreement)  (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

l.
the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

m.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;
n.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;
o.
transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

p.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;
q.
the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the Board of Directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

r.
transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

s.
pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the Board of Directors of the Company;

t.
the disposition of such number of shares of Common Stock with a fair market value (determined as of such time) equal to the aggregate amount of any applicable U.S. federal, state, local and non-U.S. taxes (including any applicable penalties and additions to tax) (i) imposed by a taxing authority on such holder or (ii) determined by such holder upon advice of counsel or other qualified tax advisor to be due, in either case, as a result of and in connection with the Merger;

u.
granting of a security interest in (whether by way of pledge or otherwise) shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

v.
sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of Common Stock of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without Cause (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e) hereunder, such transfer shall not involve a disposition for value and provided further, in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (j) hereunder, that each transferee, donee distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder.  The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity.  The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.  In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.  This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

THIS LOCK-UP AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-Up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper.  The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof.  The undersigned hereby waives any right to a trial by jury.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature page follows]

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

 [Signature page to Lock-Up Agreement]

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

EXHIBIT C-3
LOCK-UP AGREEMENT

____________ ____, 2015
TEKMIRA PHARMACEUTICALS CORPORATION
8900 Glenlyon Parkway
Burnaby, British Columbia  V5J 5J8
Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated __________, 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company and OnCore to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common shares of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) as of the date of the Merger (as defined in the Merger Agreement)  (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

w.
the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or similar provisions under applicable securities laws in Canada, by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

x.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;
y.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;
z.
transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

aa.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;
bb.
the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the board of directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

cc.
transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

dd.
pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the board of directors of the Company;

ee.
granting of a security interest in (whether by way of pledge or otherwise) of shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

ff.
sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without “Cause” (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e)  hereunder, such transfer shall not involve a disposition for value and provided further that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (i), each transferee, donee, distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company and OnCore to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder.  The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity.  The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.  In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.  This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties attorns to the exclusive jurisdiction of the Province of British Columbia for all purposes hereof.

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

EXHIBIT D
FORM OF REGISTRATION RIGHTS AGREEMENT

TEKMIRA PHARMACEUTICALS CORPORATION

FORM OF REGISTRATION RIGHTS AGREEMENT

January 11, 2015

i

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of January 11, 2015, by and among Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”) and the OnCore Holders (as defined below) and shall become effective upon closing of the Merger (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, the Company, TKM Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), are entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which provides for the business combination of OnCore and the Company through the merger of Merger Sub with and into OnCore, pursuant to which OnCore will become a wholly-owned subsidiary of the Company (the “Merger”); and

WHEREAS, in order to induce OnCore to enter into the Merger Agreement, the OnCore Holders and the Company have agreed to enter into this Agreement providing for certain rights related to the registration of the shares of the Company to be received by the OnCore Holders pursuant to the Merger.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. REGISTRATION RIGHTS.  The Company covenants and agrees as follows:

1.1 Definitions.  For purposes of this Agreement:

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) The term “Act” means the Securities Act of 1933, as amended.

(c) The term “Board” means the board of directors of the Company.

(d) The term “Business Day” means any day on which banks in the State of New York or the Province of British Columbia are required or authorized to close.

(e) The term “Common Stock” means the Company’s common shares, no par value per share.

(f) The term “Excluded Registration” means any registration statement relating solely to the sale of securities to participants in a Company stock plan, a registration statement relating to a corporate reorganization or other transaction of the nature covered by Rule 145 under the Act, a registration statement on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration statement in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(g) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) The term “Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the Act.

(i) The term “Holder” means an OnCore Holder or any assignee thereof in accordance with Section 1.12 hereof.

(j) The term “Lock-Up Agreement” means one or more Lock-Up Agreements, dated the date hereof, between each of the OnCore Holders and Company.

(k) The term “OnCore Holder” means each former security holder of OnCore listed on Schedule A hereto who has executed and delivered to the Company a counterpart signature page to this Agreement.

(l) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document under the Act.

(m) The term “Registrable Securities” means (A) the shares of Common Stock issued to the OnCore Holders pursuant to the Merger Agreement and any assignee or transferee thereof in accordance with Section 1.12 hereof, and (B) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (A) above.  Notwithstanding the foregoing, Registrable Securities shall not include any securities (x) sold by a person to the public pursuant to a registration statement (on Form S-8 or otherwise) or pursuant to Rule 144, (y) sold in a private transaction in which the transferor’s rights under Section 1 of this Agreement are not assigned or (z) held by a Holder (together with its affiliates and other Holders that share a common investment advisor with such Holder) if such Holder (together with its affiliates and other Holders that share a common investment advisor with such Holder) beneficially owns less than 3% of the Company’s outstanding shares of Common Stock, if such securities may then be sold pursuant to Rule 144(b)(1).

(n) The “number of Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

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(o) The term “Rule 144” means Rule 144 under the Act.

(p) The term “SEC” means the Securities and Exchange Commission.

1.2 Form S-3 Shelf Registration.

(a) After the closing of the Merger, the Company shall file a resale registration statement on Form S-3 (the “Resale Registration Statement”) in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) and shall effect any related qualification or compliance as would permit or facilitate the sale and distribution of all or any portion of the Registrable Securities owned by the Holders, including by naming such Holders as selling securityholders, and shall use its commercially reasonable efforts to cause such Resale Registration Statement to become effective under the Act no later than the first date Registrable Securities may be sold by any OnCore Holder under its Lock-Up Agreement.

(b) The Company shall use its reasonable best efforts to keep such Resale Registration Statement continuously effective under the Act in order to permit the prospectus forming a part thereof to be usable by the Holders until the date as of which there are no Registrable Securities outstanding and in no event prior to the applicable period referred to in Section 4(3) of the Act and Rule 174 thereunder. During the period that the Resale Registration Statement is effective, the Company shall supplement the prospectus contained in the Resale Registration Statement or make amendments to the Resale Registration Statement (whether or not required by the form on which the Registrable Securities are being registered), if required by the Act or if requested by any Holder, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have any such amendments declared effective as soon as practicable after filing.

(c) At any time and from time to time after the Resale Registration Statement has been declared effective by the Commission, any one or more Holders of Registrable Securities that in the aggregate hold at least 40% of the then total outstanding Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering (including an “at-the-market offering” or a “registered direct offering”) that is registered pursuant to the Resale Registration Statement (each, an “Underwritten Shelf Takedown”); provided that in the case of any such Underwritten Shelf Takedown such Holder or Holders will be entitled to make such demand only if the total offering price to the public of the Registrable Securities to be sold in such offering is reasonably expected to exceed $20,000,000 in the aggregate.  The Company shall, within five (5) days of the receipt of such demand, give written notice thereof to all other Holders, and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after sending such written notice.

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(d) The Company shall not be obligated to effect, or take any action to effect, an Underwritten Shelf Takedown pursuant to this Section 1.2:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if such Underwritten Shelf Takedown would be priced within less than ninety (90) days after the pricing of a previous Underwritten Shelf Takedown or a Piggy-Back Underwritten Offering; and

(iii) if the Company has already effected two (2) Underwritten Shelf Takedowns in the preceding twelve (12) months.

(e) All Holders proposing to distribute their securities through an Underwritten Shelf Takedown shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of participating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities to be underwritten, then the Company shall so advise all Holders participating in the Underwritten Shelf Takedown, and the number of shares that may be included therein shall be allocated to the Holders pro rata based on the number of Registrable Securities held by all such Holders.  In no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded.

1.3 Request for Registration.

(a) Subject to the conditions of this Section 1.3, if the Company shall receive at any time a written request from the Holders (for purposes of this Section 1.3, the “Initiating Holders”) holding forty percent  percent (40%) or more of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an aggregate offering price to the public that is reasonably expected to exceed $25,000,000 in the aggregate or (ii) holding seventy-five percent (75%) or more of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an aggregate offering price to the public that is reasonably expected to exceed $20,000,000 in the aggregate, then the Company shall, within five (5) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.3, use all reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within ten (10) Business Days of the mailing of the Company’s notice pursuant to this Section 1.3(a).

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(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3, and the Company shall include such information in the written notice referred to in Section 1.3(a).  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 1.3, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders holding Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders holding such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  In no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.3:

(i) after the Company has effected three (3) registrations pursuant to this Section 1.3, and such registrations have been declared or ordered effective;

(ii) if the Registration Statement would become effective prior to the first date Registrable Securities may be sold by any OnCore Holder under the Lock-Up Agreement;

(iii) if the Registration Statement would be filed less than ninety (90) days after the pricing of an Underwritten Shelf Takedown or a Piggy-Back Underwritten Offering; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that are registered on the Resale Registration Statement and such Resale Registration Statement is effective and available for such proposed offering by the Holders.

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1.4 Company Registration.

(a)  Other than in connection with a request for registration pursuant to Section 1.2 or 1.3 of this Agreement and other than in the case of an Excluded Registration, if at any time the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (ii) a registration statement other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, in either case, for the sale of Common Stock for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such Shelf Registration Statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Each such Holder shall then have ten (10) Business Days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have three (3) days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal,” “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall include in the Piggy Back Underwritten Offering any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made.

(b) If the Company does not qualify as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), (i) the Company shall give each Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of shares of Common Stock equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 1.4(a) unless such Holder provided such notice to the Company pursuant to this Section 1.4(b) and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use its reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request.

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(c)  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 1.4 before the effective date of such registration or the completion of such offering, whether or not any Holder has elected to include Registrable Securities in such registration or offering.  The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 1.8.

(d)  Underwriting Requirements.  All Holders proposing to include their securities in any Piggyback Underwritten Offering shall enter into an underwriting agreement in customary form.  Notwithstanding any other provision of this Section 1.4, if the underwriter advises the Company that marketing factors require a limitation on the number of securities to be underwritten, then the Company shall so advise all Holders participating in the Piggyback Underwritten Offering, and the number of securities that may be included therein shall be allocated to the Holders pro rata based on the number of Registrable Securities held by all such Holders, provided that, in no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded other than securities proposed to be included by the Company and, provided further, that in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering.

1.5 Suspension of Offers, Sales and Dispositions of Registrable Securities Under Registration Statement.

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If the Company shall furnish at any time to Holders of Registrable Securities seeking to effect and Underwritten Shelf Takedown pursuant to Section 1.2 or seeking the filing of a registration statement or offering pursuant to Section 1.3, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed or for offers and sales or other dispositions of Registrable Securities to continue under any registration statement, the Company may delay such filing or restrict such offers and sales or other dispositions of Registrable Securities for a reasonable period of time not to exceed ninety (90) days, and a Holder will not be permitted to offer or sell or otherwise dispose of Registrable Securities, by delivering a written notice (a “Suspension Notice”) to all such Holders (such delivery shall be made to such Holders’ address set forth opposite each such Holders’ name on Schedule A) stating that a delay in the offer and sale or other disposition of Registrable Securities is necessary due to such a finding by the Board, provided that (1) such right may not be exercised with respect to the filing of the Resale Registration Statement, (2) such right shall be exercised by the Company not more than once in any twelve (12) month period, (3) all executive officers and directors of the Company shall also be prohibited from selling securities of the Company during any such period other than pursuant to Rule 10b5-1 trading plans previously adopted by such individuals prior to such suspension in the offer, sale or other disposition of such Registrable Securities, and (4) the Company shall not register or sell any securities for the account of itself or any other stockholder during such period (other than a registration relating solely to the sale of securities of participants in a Company stock plan (including any stock plan assumed by the Company in connection with a merger or similar transaction), or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).  Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, the Company shall use its reasonable best efforts to amend such registration statement and/or amend or supplement the related prospectus included therein to the extent necessary, and take all other actions reasonably necessary, to allow the offer and sale or other disposition of Registrable Securities to recommence as promptly as possible, and promptly notify all Holders in writing when such offers and sales or other dispositions of Registrable Securities under such registration statement may recommence.  Upon receipt of a Suspension Notice, Holders shall immediately suspend their use of such registration statement and any prospectus included therein or forming a part thereof to offer and sell or otherwise dispose of Registrable Securities, and shall not offer or sell or otherwise dispose of Registrable Securities under such registration statement or any prospectus included therein or forming a part thereof until receipt of a notice from the Company pursuant to the preceding sentence that offers and sales or other dispositions of Registrable Securities may recommence.  Holders shall keep the fact that the Company has delivered a Suspension Notice and any non-public information provided by the Company in connection therewith strictly confidential, shall not disclose or reveal the Suspension Notice or any such information to any person or entity and shall not use such information for securities trading or any other purpose.

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1.6 Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and keep such registration statement effective until the distribution contemplated in the registration statement has been completed and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement; provided that before filing a registration statement or prospectus or any amendments or supplements thereto or any Free Writing Prospectuses related thereto, the Company will furnish to one counsel selected by the holders of a majority of the Registrable Securities included in such registration statement or offering copies of all such documents proposed to be filed which documents shall be subject to the review and comment of such counsel, and include in any registration statement such additional information reasonably requested by the holders of a majority of the Registrable Securities registered under the applicable registration statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b)  if requested by the managing underwriters (if any) or the holders of a majority of the then outstanding Registrable Securities included in such registration statement or offering, as applicable, promptly include in a prospectus supplement or post-effective amendment such information as the managing underwriters (if any) or such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request;

(c) furnish without charge to the Holders of Registrable Securities included in such registration such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders included in such registration, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that the Holders selling Registrable Securities in such underwritten public offering are entering into the same underwriting agreement;

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(f) notify each seller of such Registrable Securities, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC or any state securities authority for the amendment or supplementing of such registration statement or prospectus or for additional information, (iii) promptly after it receives notice thereof, of the issuance by the SEC or any state securities authority of any stop order suspending such registration statement or the initiation of any proceedings for that purpose, (iv) promptly after receipt thereof, of any notification with respect to the suspension of qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose and (v) promptly at any time when a prospectus relating thereto is required to be delivered under the Act that includes the happening of any event the result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) enter into and perform such customary agreements (including underwriting agreements in customary form, which agreements include customary limitations on the liability of the holders of Registrable Securities) and take all such other actions as holders of a majority of the Registrable Securities being sold, or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, using reasonable best efforts to have officers and senior management of the Company and its subsidiaries, participate in “road shows,” analyst and investor presentations and marketing events);

(i) promptly make available at reasonable times for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement subject to the applicable person(s) executing a nondisclosure agreement in reasonable form and substance if reasonably required by the Company;

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(j) permit any holder of Registrable Securities who, in its sole and exclusive judgment, might be deemed to be an underwriter or a person who controls the Company within the meaning of the Act (a “controlling Person”) of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(k) use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use reasonable best efforts to promptly obtain the withdrawal of such order;

(l) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(m) use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent public accountants in customary form, addressed to each of the underwriters, as applicable, and covering such matters of the type customarily covered by “comfort” letters as the holders of a majority of the Registrable Securities being sold, or managing underwriters reasonably request;

(n) provide a legal opinion of the Company’s outside counsel addressed to the Company and the holders of Registrable Securities, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form, and reasonably acceptable to the managing underwriters, and covering such matters of the type customarily covered by legal opinions of such nature;

(o) use commercially reasonable efforts to cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”); and

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(p) take such other actions and deliver such other documents and instruments as may be reasonably necessary to facilitate the registration and disposition of Registrable Securities as contemplated hereby.

If any such registration or comparable statement refers to any Holder by name or otherwise as the Holder of any securities of the Company and if, in its sole and exclusive judgment, such Holder is or might be deemed to be a controlling Person of the Company, such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Act or any similar federal statute then in force, the deletion of the reference to such Holder.

1.7 Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.8 Expenses of Registration.  All expenses (other than underwriting discounts and commissions and stock transfer taxes applicable to the securities registered by the Holders) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable and customary fees and disbursements of one counsel for the selling Holders not to exceed $50,000 for each registration or underwritten offering shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding or offering begun pursuant to Section 1.2 or Section 1.3 if the registration or offering request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or sold in such offering (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.3, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.3; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.3 without any such forfeiture.

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1.9 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company agrees to indemnify and hold harmless each Holder, the partners, members, managers, officers, directors and stockholders of each Holder, legal counsel, accountants and investment advisors for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or underwriter.  The Company shall reimburse such holder, partners, members, director, officer or controlling Person for any legal or other expenses reasonably incurred by such Holder, partner, member, manager, officer, director and stockholder of such Holder, legal counsel, accountant and investment advisor in connection with the investigation or defense of such loss, claim, damage, liability or expense.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each controlling Person, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.10(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, and provided that in no event shall any indemnity under this subsection 1.10(b) when taken together with any contribution under subsection 1.10(d) exceed the net proceeds from the offering received by such Holder.

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(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

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(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.10(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(f) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(g) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.11 Reports Under the 1934 Act.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep current public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

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(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

The Company shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder of Registrable Securities to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by (A) Rule 144 or (B) any similar rule or regulation hereafter adopted by the SEC.

1.12 Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, former partner, limited partner, retired partner, member, former member, stockholder, former stockholder or affiliate of a Holder (including, in the case of a venture capital, private equity or similar investment fund, another fund affiliated with or under common investment management with such fund), (ii) is a Holder’s family member or trust for the benefit of an individual Holder or (iii) after such assignment or transfer, holds (together with its affiliates and other entities that share a common investment advisor with such transferee or assignee) at least 3% of the Company’s outstanding shares of Common Stock, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.13 Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration statement filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

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1.14 “Market Stand-Off” Agreement.

(a) In connection with any underwritten offering pursuant to Sections 1.2, 1.3 or 1.4 hereof, upon the request of the Company or the managing underwriters of such public offering (a “Public Offering”), no Holder of Registrable Securities shall effect any sale of the Company’s equity securities during the period beginning on the most recent effective date of the registration statement relating to such underwritten registration and through the date that is no longer than ninety (90) days after the effective date of such public offering (each, a “Follow-on Holdback Period”), except as part of such Public Offering provided that nothing herein shall prevent a Holder from transferring Registrable Securities to pursuant to and in accordance with Section 1.12(i) hereof.  Each Holder’s agreement to not sell any of the Company’s equity securities during the Follow-on Holdback Period in connection with a Public Offering shall be subject to and conditioned upon the executive officers and directors of the Company entering into an agreement on substantially the same terms relating to such Public Offering.  The Follow-on Holdback Period may be extended for no longer than thirty-five (35) days as requested by the Company or the managing underwriters to accommodate regulatory restrictions on (A) the publication or other distribution of research reports and (B) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto (such period referred to herein as the “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the Company’s equity securities (or other securities) subject to the foregoing restriction until the end of such period, including any period of Holdback Extension.

(b) The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during such period of time as in either case may be determined by the underwriters managing the underwritten registration following the most recent effective date of any underwritten registration pursuant to Sections 1.2, 1.3 or 1.4 hereof (not to exceed ninety (90) days, except as extended during the period of any Holdback Extension), except as part of such underwritten registration or pursuant to registrations on Form S–8, Form S-4 or in either case any successor form and unless the underwriters managing the registered public offering otherwise agree in writing, and (ii) shall use reasonable best efforts to cause each director and executive officer to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (as extended by any Holdback Extension), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the registered public offering otherwise agree in writing.

(c) Except as provided below in this Section 1.14(c), any discretionary waiver or termination of the restrictions of any or all of the agreements referenced in Section 1.14(a) or Section 1.14(b) above by the Company or the managing underwriters shall apply to all Holders subject to such restrictions pro rata based on the number of shares subject to such restrictions, except that the managing underwriters may, in their sole discretion, release up to an aggregate of 100,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) subject to the restrictions in Section 1.14(a) or Section 1.14(b), as applicable.

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2. MISCELLANEOUS.

2.1 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees and assignees of any Registrable Securities pursuant to Section 1.12).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York without giving effect to principles of conflicts of laws.

2.3 Counterparts.  This Agreement may be executed and delivered in two or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 2.5).

2.6 Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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2.7 Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Subject to Section 1.13, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

2.8 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

2.9 Aggregation of Stock.  All Registrable Securities held or acquired by affiliated entities (including affiliated investment funds or other entities under common investment management) or persons sharing a common investment advisor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

2.10           Specific Performance.  The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

 [Remainder of page left intentionally blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

TEKMIRA PHARMACEUTICALS CORPORATION
a British Columbia corporation

By:
Name:
Title:

Address:

1

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:
Name:
Title:

2

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Patrick T. Higgins

3

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Michael J. McElhaugh

4

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Michael J. Sofia

5

 IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Bryce A. Roberts

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SCHEDULE A

Schedule of OnCore Holders

Roivant Sciences Ltd.

Patrick T. Higgins
Michael J. McElhaugh
Michael J. Sofia
Bryce A. Roberts

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EXHIBIT E
FORM OF GOVERNANCE AGREEMENT

8

FORM OF GOVERNANCE AGREEMENT

THIS AGREEMENT is made as of this 11th day of January, 2015.

BETWEEN:

Tekmira Pharmaceuticals Corporation, a corporation incorporated under the laws of British Columbia

(the “Company”);

- and -

Roivant Sciences Ltd., a Bermuda exempted company

(the “Shareholder”)
WHEREAS:

A.
On January 11, 2015 the Company and a wholly-owned subsidiary of the Company entered into an Agreement and Plan of Merger and Reorganization with OnCore Biopharma, Inc. (“Owl”), a Delaware corporation (the “Merger Agreement”);

B.	Pursuant to the Merger Agreement, Owl will become a wholly owned subsidiary of the Company (the “Merger”) and the Shareholder will receive Common Shares of the Company; and

C.	As a condition of completing the Merger, the Company shall amend its Articles, which amendment (the “Amendment”) is attached as Schedule 1 to this Agreement.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

I.
INTERPRETATION AND GENERAL MATTERS

A. Definitions
In this Agreement, including the recitals, unless otherwise stated, capitalized terms used will have the meanings specified below:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly: (i) Controls, (ii) is Controlled by or (iii) is under common Control with, such Person;

“Agreement” means this document, together with any schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof;

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“Amendment” has the meaning ascribed thereto in Recital C;

“Articles” means the articles of the Company as amended by the Amendment;

“Board” means the board of directors of the Company;

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable law to be closed in California, New York or British Columbia;

“Common Shares” means the common shares in the capital of the Company;

“Company” has the meaning given to it in the Preamble;

“Control” means, (i) when applied to the relationship between any Person(s) and a corporation, the beneficial ownership by such Person(s) at the relevant time of shares of that corporation carrying the lesser of (A) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation and (B) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, (ii) when applied to the relationship between any Person(s) and a limited liability company, partnership, trust or joint venture, means the beneficial ownership by such Person(s) at the relevant time of more than 50% of the ownership interests of the limited liability company, partnership, trust or joint venture or the contractual right to direct the affairs of the limited liability company, partnership, trust or joint venture, and (iii) when applied to the relationship between any Person and a limited partnership, means that such Person is the general partner of the limited partnership; and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that any Person(s) who Controls a corporation, limited liability company, partnership, limited partnership, trust or joint venture will be deemed to Control a corporation, limited liability company, partnership, limited partnership, trust or joint venture that is Controlled by such corporation, limited liability company, partnership, limited partnership, trust or joint venture, and so on;

“Convertible Securities” means any debt or equity securities convertible into, or exchangeable or exercisable for, equity or voting shares in the capital of the subject Person;

“Owl” has the meaning given to it in Recital A;

“Parties” means the Company, the Shareholder and their respective successors and permitted assigns, and “Party” means any one of them;

“Person” includes an individual, a limited liability company, a partnership, a limited partnership, a corporation with or without share capital, a trust, a joint venture, a syndicate, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“Merger” has the meaning given to it in the Merger Agreement;

“Merger Agreement” has the meaning given to it in Recital A;

“Shareholder” has the meaning given to it in the Preamble;

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“Shareholder Designees” has the meaning given to it in Section 2.1(a); and

“Shares” means any Common Shares beneficially owned by the Shareholder and any Common Shares issuable upon the conversion of Convertible Securities beneficially owned by the Shareholder.

B. Effectiveness
Notwithstanding any other provision contained herein or in any other agreement between the Parties, this Agreement will come into full force and effect, upon completion of the Merger in accordance with the terms of the Merger Agreement and terminating upon the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when Shareholder no longer has a right to nominate one or more directors under Section 1 of this Part 28. For greater certainty, this Agreement will not be effective, and the provisions hereof will have no force or effect, if the Merger is not completed.

C. References, Headings and Schedule
The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles and Sections herein refer to articles, sections, or subsections of this Agreement. The headings of the Articles and Sections and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.  Schedule 1 – Amendment to Articles attached hereto forms a part of this Agreement.

D. Singular/Plural; Derivatives
Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

E. Statutory References
Unless stated otherwise, any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

F. Business Days
Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

G. Calculation of Equity Interests
References to the shareholding percentage of the Shareholder in the Company in this Agreement shall be calculated based upon the number of Shares held by the Shareholder and its Affiliates as a percentage of the total number of issued and outstanding Common Shares (on a non-diluted basis) of the Company at the relevant time. The Company shall be entitled to rely on the public filings of the Shareholder and its Affiliates with respect to the number of Shares held by them unless and until such time as the Shareholder provides evidence satisfactory to the Company, acting reasonably, as to the number of Shares held by them.

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II.
GOVERNANCE MATTERS

A. Board

1.
In compliance with the Articles and concurrently with the completion of the Merger, the Company has caused two (2) individuals designated by the Shareholder (the “Shareholder Designees”) to be appointed to the Board.

2.
At the annual general or special meeting of the Company’s shareholders held immediately following the effective date hereof at which directors of the Company are elected, the Company will put forward for nomination for election to the Board the Shareholder Designees. At each subsequent annual general or special meeting of the Company’s shareholders thereafter the Company will put forward for nomination those Shareholder Designees that the Shareholder is entitled to nominate pursuant to the Articles (who need not be the same individuals as the Shareholder Designees appointed to the Board pursuant to Section 2.1(a) but shall be those individuals set out as RS Nominated Directors pursuant to a Nomination Notice as those terms are defined in the Articles), and shall use commercially reasonable efforts to obtain shareholder approval for the election of the Shareholder Designees at such meetings (including by soliciting proxies in favour of the Shareholder Designees) and to that end will support the Shareholder Designees for election in a manner no less rigorous or favourable than the manner in which the Company supports any of its other nominees.

3.	The Company shall provide advance notice to the Shareholder of any upcoming shareholders’ meetings in accordance with Part 28 of the Articles.

4.
In the event that any Shareholder Designee resigns, dies, becomes incapacitated or otherwise ceases to be a director prior to the expiration of his or her term as a director, such vacancy shall be filled in accordance with the provisions of section 5 of Part 28 of the Articles.  The Company shall use all commercially reasonable steps, promptly upon receipt by it of a written notice from the Shareholder identifying a Shareholder Designee to fill such vacancy and in any event no later than five (5) Business Days following receipt of such written notice, as are necessary to call a meeting of the board of directors to vote on the appointment of such Shareholder Designee to fill such vacancy (or to obtain a vote of the directors by way of unanimous written resolution) and take all such other steps as are required by the Articles and the Act with respect to such appointment.

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B. Voting
Unless and until the Shareholder no longer has the right to appoint a Shareholder Designee pursuant to the Articles and provided that the Company is in material compliance with the terms of this Agreement and the Articles, the Shareholder will vote, and will cause its Affiliates to vote, all of the Shares then owned by the Shareholder and its Affiliates:

1.	in favour of:

a.	the election of any person or persons nominated for election to the Board by the Board from time to time in accordance with the Articles, and

2.	against:

a.	the election of any person nominated by anyone other than the Board.

III.
REPRESENTATIONS
Each Party represents and warrants to the other Party that it has all requisite corporate power and authority to enter into this Agreement and the execution and delivery of, and the performance of, and compliance with, the terms of this Agreement does not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, or resolutions of that Party, any applicable laws, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which that Party is bound, or any judgment, decree, order, statute, rule or regulation applicable to that Party.

IV.
INFORMATION RIGHTS

A. Shareholder Designee
[Intentionally deleted]

B. Shareholder Requirements
If the Shareholder (i) notifies the Company that it is actively engaging in the preparation of a registration statement to be filed under the Securities Act of 1933, as amended, for an initial public offering of its securities or (ii) has a class of securities registered under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and, in each case, the Shareholder is required to either account for its investment in the Company under the equity method of accounting or include separate financial statements of the Company in any filing with the Securities Exchange Commission by the Shareholder, then the Company agrees to  timely provide such information that the Shareholder reasonably requests in connection the Shareholder's preparation and filing of any registration statement or other filing with Securities and Exchange Commission, or as is otherwise reasonably necessary for Shareholder to comply with obligations imposed on it under applicable securities laws or any stock exchange.

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C. Confidentiality
The Shareholder agrees that, unless the written consent of the Company is obtained, the Shareholder will not at any time use, disclose or make available, to any Person, any information (herein “Confidential Information”) concerning the business or affairs of the Company acquired pursuant to the provisions of Section 4.2 and Section 5.2 of this Agreement; provided, however, that notwithstanding the foregoing, the Shareholder may make use of, reveal or disclose Confidential Information:

1.	as may be expressly permitted by this Agreement;

2.
where it is already in the public domain when disclosed to the Shareholder or becomes, after having been disclosed to the Shareholder, generally available to the public through publication or otherwise unless the publication or other disclosure was made directly or indirectly by the Shareholder in breach of this Agreement;

3.
as required in order to comply with applicable laws, the orders or directions of any governmental authority, the requirements of any stock exchange or clearing house, or the requirements of any other regulatory authority having jurisdiction; and

4.	to Affiliates of the Shareholder, provided such Persons have agreed to maintain such Confidential Information in confidence on terms substantially similar to those in this Section 4.3.

V.
TAX MATTERS

A. PFIC Status
For so long as the Shareholder owns stock of the Company, the Company will use its reasonable efforts to avoid, in respect of any taxable year, being treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code, including, but not limited to, causing a Subsidiary to file an election pursuant to Treasury Regulation Section 301.7701-3.  No later than 75 days after the end of each taxable year, the Company shall deliver to the Shareholder an analysis as to whether the Company believes that it will be treated as a PFIC in respect of such taxable year.  Such analysis may be prepared by the Company, but in preparing such analysis the Company shall consult with its internationally recognized tax advisors.

B. Classification of the Merger

1.
Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Company and Owl (i) shall report the Merger on their Tax Returns as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall, to the extent required, report the Merger on their Tax Returns as not being subject to Section 367(a)(1) of the Code as a result of the operation of Treasury Regulation Section 1.367(a)-3(c), (iii) shall not take any inconsistent position with the foregoing on any Tax Return or in any proceeding before any Tax authority or other tribunal, and (iv) shall not take any action, cause or permit any action to be taken or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” described in Section 368(a) of the Code or that would cause the Merger to be subject to Section 367(a)(1) of the Code.

6

2.
The Company shall cause Owl to comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) applicable to the transactions contemplated hereunder, and any other reporting requirements applicable to a tax-free reorganization pursuant to the Code or the Treasury Regulations promulgated thereunder.

3.
Notwithstanding anything to the contrary in this Section 5.2, neither the Company nor Owl will be required to comply with the undertakings set forth in Section 5.2(a) or (b) unless: (i) the shareholders of Owl immediately prior to the completion of the Merger have provided the Company or Owl, as applicable, with the information relating to such shareholders that is necessary for the Company or Owl, as applicable, (A) to establish the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1)(i) and (B) to comply with Treasury Regulation Section 1.367(a)-3(c)(6), and (ii) with respect to the application of Sections 5.2(a) and (b) to a shareholder of Owl immediately prior to the completion of the Merger, if that shareholder is a “five-percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), such shareholder has entered into the five-year agreement referenced in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

C. QEF Information
The Company shall use its commercially reasonable efforts to provide, and shall cause each of its subsidiaries to use its commercially reasonably efforts to provide, to the Shareholder all information that may be necessary to allow the Shareholder, and direct or indirect owners of the Shareholder, to evaluate the analysis referenced in Section 5.1 and to fulfill their U.S. tax filing and reporting obligations.  The Company shall provide, and shall cause each of its subsidiaries to provide, such information to the Shareholder as direct and indirect owners of the Shareholder may reasonably require to timely file and maintain a “qualified electing fund” election (as defined in Section 1295(a) of the Code) with respect to any such entity.

VI.
MISCELLANEOUS PROVISIONS

A. Waiver Must be in Writing
No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

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B. No Amendment Except in Writing
This Agreement may be amended only by written instrument executed by the Company and the Shareholder.

C. Service of Notice
Notwithstanding anything to the contrary contained herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided that confirmation of transmission is generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.

D. Addresses for Notice
The address for service of notices hereunder of each of the Parties shall be as follows:

To the Company:

Tekmira Pharmaceuticals Corporation
100-8900 Glenlyon Parkway
Burnaby, British Columbia
Canada V5J 5J8
Attention:
Facsimile:
Email:

With a copy sent concurrently to:

Farris, Vaughan, Wills & Murphy LLP
700 West Georgia St., 25th Floor
Vancouver, British Columbia V7Y 1B3
Tel:  (604) 661-9307
Attention: R. Hector MacKay-Dunn, Q.C.
E-mail: hmackay-dunn@farris.com

8

and

Dorsey & Whitney LLP
Pacific Centre
777 Dunsmuir Street
Suite 1605
P.O. Box 10444
Vancouver V7Y 1K4 Canada
Tel:  (604) 687-5151
Attention: Daniel Miller
Email: miller.dan@dorsey.com

To the Shareholder:

Roivant Sciences Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda
Attention: Corporate Secretary
Facsimile: +1 (441) 292 4720
Email: info@roivant.com

and

Roivant Sciences, Inc.
1441 Broadway, 3rd Floor
New York, NY 10018
Attention: Alan S. Roemer, SVP, Finance & Operations
Facsimile: +1 (212) 202-4650
Email: alan.roemer@roivant.commailto:info@roivant.com

With a copy sent concurrently to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Sang I. Ji and Chang-Do Gong
Facsimile: (212) 354-8113
E-mail:  sji@whitecase.com; cgong@whitecase.com

9

and

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Attention: Frank Rahmani
Facsimile: (650) 849-7400
Email: rahmaniff@cooley.com

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

E. Further Assurances
Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

F. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Company and the Shareholder hereby attorn to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia located in Vancouver, British Columbia.

G. Time
Time shall be of the essence in this Agreement.

H. Entire Agreement
This Agreement and any agreement or document delivered pursuant to this Agreement constitute the entire agreement between the Company and the Shareholder relating to the subject matter hereof and thereof. There are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement.

I. Assignment and Enurement
Neither this Agreement nor any benefits or obligations accruing under this Agreement shall be assignable by any Party other than by the Shareholder to an Affiliate with the prior written consent of the Company not to be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10

J. Counterpart Execution
A Party will be entitled to rely on delivery by facsimile or by e-mail in PDF format of an executed copy of this Agreement by the other Party, including the completed attachments hereto, and acceptance by the receiving party of such facsimile or PDF copy will be legally effective to create a valid and binding agreement between the Company and the Shareholder in accordance with the terms hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

[The remainder of this page is left blank intentionally]

11

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

TEKMIRA PHARMACEUTICALS CORPORATION

Per:
Name:
Title:

ROIVANT SCIENCES LTD.

Per:
Name:
Title:

[Signature Page to Governance Agreement]

12

EXHIBIT F

FORM OF STANDSTILL AGREEMENT

13

FORM OF STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made as of January 11, 2015 by and between Tekmira Pharmaceuticals Corporation, a British Columbia corporation (“Tekmira” or the “Company”), and Roivant Sciences Ltd., a Bermuda exempted Company, for and on behalf of itself and entities and accounts that it controls directly or indirectly, or with respect to which it exercises voting discretion, whether such entities or accounts now exist or are organized in the future (collectively, the “Shareholder”).  This Agreement shall become effective as of the closing of the Merger (as defined below)

WHEREAS, on January 11, 2015, the Company entered into an Agreement and Plan of Merger and Reorganization by and among OnCore Biopharma, Inc., a Delaware Corporation (“OnCore”), TKM Acquisition Corporation, a Delaware corporation (“Merger Sub”), and the Company (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, OnCore will become a wholly-owned subsidiary of the Company (the “Merger”), and the Shareholder will receive shares of common stock of the Company (the “Common Stock”) in the Merger pursuant to the terms of the Merger Agreement (the “Shareholder Shares”); and

WHEREAS, as an inducement for the Company and Merger Sub to enter into the Merger Agreement and consummate the Merger, and for the Company to enter into a governance agreement dated as of the date hereof with the Shareholder (the “Governance Agreement”), the Shareholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration that the parties hereby acknowledge, the parties agree as follows:

1.	Definitions. In this Agreement, the following terms shall have the meaning assigned to them below:

“Total Shares” means all outstanding voting common stock of the company;

“Shareholder Maximum Ownership Percentage” means the percentage equal to (i) the Shareholder Shares issued at closing of Merger, divided by (ii) Total Shares immediately following the closing of the Merger.

2.
Standstill.  For a period commencing on the date hereof and ending on the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) the date upon which the Shareholder no longer has the right to nominate at least one (1) director to the Company’s board of directors (the “Board”) pursuant to the Governance Agreement, the Shareholder shall not, without the prior written consent of the Company, directly or indirectly:

1

a.
acquire, offer to acquire, or agree to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), by purchase or otherwise, any additional shares of Common Stock, or any rights or options to acquire any such securities or any securities convertible into such securities; provided that, in the event that at any time, whether due to an increase in the total outstanding shares of Common Stock, a sale of shares of Common Stock by the Shareholder or otherwise (made in compliance with the provisions of the lock-up agreement dated as of the date hereof with the Shareholder, as same may be amended from time to time (the “Lock-Up Agreement”), the Shareholder beneficially owns, directly or indirectly, Common Stock representing less than the Shareholder Maximum Ownership Percentage, the Shareholder may acquire additional shares of Common Stock or rights or options to acquire any such securities or any securities convertible into such securities; provided, further, that the Shareholder’s ownership percentage will not exceed the Shareholder Maximum Ownership Percentage;

b.	call or seek to call any meeting of the stockholders of the Company;

c.
submit, or participate with others that submit, any stockholder proposals for the vote or consent (collectively, “vote”) of stockholders (whether pursuant to Rule 14a-8 under the Exchange Act, or otherwise) of the Company or any proposal for consideration by the Board;

d.
solicit “proxies” or make, participate in or encourage any “solicitation” (as such terms are used in the proxy rules of the Securities Exchange Commission) for proxies for any stockholder proposals of the Company or nominations of candidates for election as directors or trustees of the Company;

e.
form or join in a partnership, syndicate or other group, including, without limitations, a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Shareholder Shares, or deposit any Shareholder Shares in a voting trust, arrangement or agreement, except for such actions that may be permitted under the Lock-Up Agreement;

f.
explicitly or implicitly, publicly or privately: (i) encourage, recommend, advise, finance or urge others to put forward stockholder proposals of the Company or nominations with respect to directors/trustees of the Company or enter into any arrangements with any other person in connection with any of the foregoing as they relate to the Company; (ii) indicate support or approval for any stockholder proposals or nominations relating to the Company that are not otherwise approved by the Board in accordance with the Articles; (iii) solicit or encourage others to vote against any matter recommended by the Board in accordance with the Articles; or (iv) act alone or in concert with others to seek control of, or otherwise effect a change to, the management or policies of the Company, unless otherwise approved by the Board in accordance with the Articles; or

2

g.	take or seek to take, or cause or seek to cause or solicit others to take any action inconsistent with any of the foregoing as they relate to the Company.

Notwithstanding the foregoing, this Agreement will not be construed to preclude, prohibit, restrict or otherwise require the Shareholder to take any actions that are permitted or contemplated by the Governance Agreement or the Company’s Articles.

3.
Termination.  The Shareholder may terminate this Agreement if the Company is in material breach of Articles 2 or 4.2 of the Governance Agreement or Part 27 or Part 28 of the Company’s Articles and such breach remains uncured for at least fifteen (15) days after notice to the Company thereof.

4.
Remedies.  The parties agree that any breach or threatened breach of this Agreement may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity.  The Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

5.
No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and permitted assigns.  Neither this Agreement nor any of the benefits of this Agreement shall be assigned by a party without prior written consent of the other parties hereto.  No person not a party to this Agreement shall have rights, benefits, or obligations hereunder.

6.	Amendments. No amendments, changes, or modifications may be made to this Agreement without the express prior written consent of each of the parties hereto.

7.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

3

To the Company:

Tekmira Pharmaceuticals Corporation
100-8900 Glenlyon Parkway
Burnaby, British Columbia
Canada V5J 5J8
Attention:
Facsimile:
Email:

With a copy sent concurrently to:

Farris, Vaughan, Wills & Murphy LLP
700 West Georgia St., 25th Floor
Vancouver, British Columbia V7Y 1B3
Tel:  (604) 661-9307
Attention: R. Hector MacKay-Dunn, Q.C.
E-mail: hmackay-dunn@farris.com

and

Dorsey & Whitney LLP
Pacific Centre
777 Dunsmuir Street
Suite 1605
P.O. Box 10444
Vancouver V7Y 1K4 Canada
Tel:  (604) 687-5151
Attention: Daniel Miller
Email: miller.dan@dorsey.com

To the Shareholder:

Roivant Sciences Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda
Attention: Corporate Secretary
Facsimile: +1 (441) 292 4720
Email: info@roivant.com

and

4

Roivant Sciences, Inc.
1441 Broadway, 3rd Floor
New York, NY 10018
Attention: Alan S. Roemer, SVP, Finance & Operations
Facsimile: +1 (212) 202-4650
Email: alan.roemer@roivant.commailto:info@roivant.com

With a copy sent concurrently to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Sang I. Ji and Chang-Do Gong
Facsimile: (212) 354-8113
E-mail:  sji@whitecase.com; cgong@whitecase.com

and

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Attention: Frank Rahmani
Facsimile: (650) 849-7400
Email: rahmaniff@cooley.com

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

8.
Invalidity.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.
No Waiver.    No failure or delay by a party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.  No waiver, express or implied, by any party of any breach of default by any other party in the performance by the other party of its obligations under this Agreement shall be deemed or construed to be a waiver of any other breach or default, whether prior, subsequent, or contemporaneous, under this Agreement.  Any waiver must be in writing and executed by the party against whom the waiver is sought to be charged.

5

10.
 Counterparts.  This Agreement may be executed in two counterparts, which may be delivered by facsimile or by portable document format (PDF) attachment to email transmission, each of which shall be deemed an original, and when taken together all such counterparts shall be deemed to constitute one and the same document.

11.	Applicable Law This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

12.
Entire Agreement.  This Agreement contains the entire understanding between the parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and the Shareholder.

{REMAINDER INTENTIONALLY LEFT BLANK}

6

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:
Date:

SHAREHOLDER:

ROIVANT SCIENCES LTD.

By:
Name:
Title:
Date:

[Signature Page to Standstill Agreement]

7

EXHIBIT G
FORM OF REPRESENTATION LETTER
REPRESENTATION LETTER

This Representation Letter, dated as of _______________, 2015, is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), by __________________________________ (the “Stockholder”) in connection with that certain Agreement and Plan of Merger dated as of _________________, 2015 (the “Merger Agreement”) by and among the Company, OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), and TKM Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into OnCore, with OnCore surviving as a wholly owned subsidiary of the Company (the “Merger”).  In connection with the Merger, the Stockholder will receive shares of the Company’s common stock (the “Company Securities”) at the Closing (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement, and such Stockholder hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

I. AUTHORITY AND RELIANCE.  I REPRESENT THAT I HAVE FULL POWER AND AUTHORITY TO EXECUTE THIS LETTER AND MAKE THE REPRESENTATIONS CONTAINED HEREIN, WITHOUT OBTAINING THE APPROVAL OR CONSENT OF ANY OTHER PERSON.  I UNDERSTAND THAT THE COMPANY IS RELYING ON THIS STATEMENT IN ISSUING ME THE COMPANY SECURITIES IN CONNECTION WITH THE MERGER.  THIS AGREEMENT HAS BEEN DULY AND VALIDLY EXECUTED AND DELIVERED BY ME AND CONSTITUTES A LEGAL, VALID AND BINDING OBLIGATION OF SUCH MINE, ENFORCEABLE AGAINST ME IN ACCORDANCE WITH ITS TERMS.

II. ACQUIRED ENTIRELY FOR OWN ACCOUNT.  I AM ACQUIRING THE COMPANY SECURITIES FOR INVESTMENT FOR AN INDEFINITE PERIOD FOR MY OWN ACCOUNT, NOT AS A NOMINEE OR AGENT, AND NOT WITH A VIEW TO THE SALE OR DISTRIBUTION OF ANY PART THEREOF, AND I HAVE NO PRESENT INTENTION OF SELLING, GRANTING PARTICIPATION IN, OR OTHERWISE DISTRIBUTING THE SAME.  I FURTHER REPRESENT THAT I DO NOT HAVE ANY CONTRACT, UNDERTAKING OR ARRANGEMENT WITH ANY PERSON TO SELL, TRANSFER OR GRANT PARTICIPATION TO SUCH PERSON OR TO ANY THIRD PERSON, WITH RESPECT TO ANY OF THE COMPANY SECURITIES.

III. DISCLOSURE OF INFORMATION.  I HAVE HAD AN OPPORTUNITY TO REVIEW THE MERGER AGREEMENT AND THE PARENT DISCLOSURE SCHEDULE (AS DEFINED IN THE MERGER AGREEMENT) IN CONNECTION WITH THE MERGER.  I HAVE ALSO HAD AN OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM THE COMPANY REGARDING THE COMPANY, ITS BUSINESS AND THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE COMPANY SECURITIES.  I BELIEVE I HAVE RECEIVED ALL THE INFORMATION I CONSIDER NECESSARY OR APPROPRIATE FOR DECIDING WHETHER TO APPROVE THE MERGER AND ACQUIRE THE COMPANY SECURITIES.

IV. SECURITIES LAWS.  I UNDERSTAND THE COMPANY SECURITIES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND WILL BE FURTHER SUBJECT TO THE FEDERAL SECURITIES LAWS AND APPLICABLE REGULATIONS, AND THAT SUCH COMPANY SECURITIES MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE ACT, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES.  IN THIS CONNECTION, I REPRESENT THAT I AM FAMILIAR WITH RULE 144 AS PRESENTLY IN EFFECT, AND I UNDERSTAND THE RESALE LIMITATIONS IMPOSED THEREBY AND BY THE ACT.

V. ACCREDITED INVESTOR.  I AM AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) OF REGULATION D PROMULGATED UNDER THE ACT).

VI. TRANSFERS. I WILL NOT SELL, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF OR ENCUMBER ANY OF THE COMPANY SECURITIES I RECEIVES UNLESS AND UNTIL (A) SUCH SHARES ARE SUBSEQUENTLY REGISTERED UNDER THE ACT AND EACH APPLICABLE STATE SECURITIES LAW; OR (B) (I) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREUNDER, AND (II) I HAVE NOTIFIED THE COMPANY OF THE PROPOSED TRANSFER AND HAVE FURNISHED THE COMPANY WITH AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER WILL NOT REQUIRE REGISTRATION OF SUCH SHARES UNDER THE ACT.

VII. INVESTMENT EXPERIENCE.  I AM ABLE TO FEND FOR MYSELF, CAN BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE COMPANY AND HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL OR BUSINESS MATTERS THAT I AM CAPABLE OF EVALUATING THE MERITS AND RISKS OF ACQUIRING THE COMPANY SECURITIES.

VIII. NO GENERAL SOLICITATION OR ADVERTISING.  I ACKNOWLEDGE THAT I AM NOT ACQUIRING THE COMPANY SECURITIES AS A RESULT OF ANY “GENERAL SOLICITATION” OR “GENERAL ADVERTISING,” AS SUCH TERMS ARE USED IN REGULATION D UNDER THE ACT, INCLUDING THE COMPANY’S REGISTRATION STATEMENTS OR OTHER FILINGS WITH THE SEC OR SEDAR, ADVERTISEMENTS, ARTICLES, NOTICES OR OTHER COMMUNICATIONS PUBLISHED IN ANY NEWSPAPER, MAGAZINE OR SIMILAR MEDIA OR BROADCAST OVER RADIO OR TELEVISION, OR ANY SEMINAR OR MEETING WHOSE ATTENDEES HAVE BEEN INVITED BY GENERAL SOLICITATION OR GENERAL ADVERTISING.

IX. LEGENDS.  I AUTHORIZE THE COMPANY AND ITS AGENTS TO PLACE ON THE CERTIFICATES FOR THE COMPANY SECURITIES LEGENDS STATING THAT SUCH COMPANY SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAW AND SETTING FORTH THE AFOREMENTIONED RESTRICTIONS ON TRANSFER, INCLUDING ONE OR ALL OF THE FOLLOWING LEGENDS:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BUYER IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.”

IN WITNESS WHEREOF, the undersigned has executed this Representation Letter as of the date set forth below.

DATED: ____________________

STOCKHOLDER

[ENTITY NAME]

By:
Name:
Title:

OR

[Name], and individual

EXHIBIT H
FORM OF GOVERNANCE AMENDMENT TO PARENT ARTICLES

AMENDMENT TO TEKMIRA PHARMACEUTICALS CORPORATION ARTICLES OF INCORPORATION

Part 18.2

Questions arising at any meeting of directors are to be decided by a majority of votes (subject to Part 27), and, in the case of an equality of votes, the chair of the meeting shall not have a second (or casting) vote.

Part 27 - Transitional Governance Matters

Notwithstanding any other provision of these Articles, for a period commencing upon the effective date of the merger (the “Merger”) between TKM Acquisition Corporation, a wholly-owned subsidiary of the Company, and OnCore Biopharma, Inc., a Delaware corporation, undertaken pursuant to an Agreement and Plan of Merger and Reorganization dated January 11, 2015, and ending upon the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when RS no longer has a right to nominate one or more directors under Section 1 of this Part 28, the following provisions shall apply:

Supermajority Matters

1.
Any one of the following matters shall require the approval of at least seventy percent (70%) of the number of directors then in office, whether such approval is given by way of a vote at a meeting of directors or by written consent:

(a)	the removal or replacement of the chair of the board of directors of the Company;

(b)	the removal or replacement of the chief executive officer of the Company,

(c)	subject to Part 28, the nomination of a director for election to the board of directors of the Company;

(d)	subject to Part 28, the appointment of a director to the board of directors of the Company to fill a vacancy created by the resignation or death of a director;

(e)	subject to Part 28, the appointment of an additional director to the board of directors of the Company;

(f)
any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization, reorganization, liquidation, dissolution or winding-up in respect of, or involving, the Company or any subsidiary of the Company;

(g)
any sale or issuance of  shares of the Company or other equity interests in the Company (or rights, interests or securities convertible into or exercisable for such shares or other equity interests), in one or more connected transactions, which would be greater than 5% of the outstanding shares of stock of the company, other than the grant or issuance of such equity interests in connection with any stock-based compensation plan or plans approved by the board of directors of the Company;

(h)
any sale of assets (or any strategic alliance, joint venture, license or other arrangement having the same economic effect as a sale) of the Company or any subsidiary of the Company representing a transaction value and/or payments greater than $10 million;

(i)
ceasing or abandoning any research, development or commercialization efforts that were publicly disclosed by the Company as having been underway as at the effective date of the Merger, or declining to advance the development or commercialization of such programs, whether by failing to continue to fund such programs or otherwise;

(j)	incurring any indebtedness or third party guarantees in excess of $5,000,000 individually or $10,000,000 in the aggregate; or

(k)	any amendment or proposed amendment to the Articles or Notice of Articles of the Company,

(collectively referred to as “Supermajority Matters”).

Inconsistencies

2.	In the event of an inconsistency between a provision of this Part 27 and any other provision of these Articles, the provision of this Part 27 shall prevail.

Alterations of Part 27 and Section 18.2

3.	This Part 27 and Section 18.2 may only be amended by special resolution.

Part 28 - Director Election Matters

Definitions

In this Part, the following terms shall have the meaning assigned to them below:

“Calculated on an Undiluted Basis” means calculated before giving effect to the exercise, conversion or exchange of any securities exercisable for, convertible into, or exchangeable for, Company Shares;

“Company Shares” means the common shares in the capital of the Company as constituted on the date hereof;

“Record Date Notice” means the date of the letter filed on SEDAR by the Company’s registrar and transfer agent giving notice of the record date for determination of the shareholders entitled to notice of and to vote at any Shareholder Meeting; and

“Shareholder Meeting” means an annual general meeting of shareholders or special meeting of shareholders of the Company called for the purpose of electing directors to the board of directors of the Company.

Election of Directors

1.           For so long as Roivant Sciences Ltd. ((the "Nominating Shareholder" or “RS”) has “beneficial ownership”  (as defined pursuant Rule 13d-3 under the United States, Securities Exchange Act of 1934, as amended) (“Beneficial Ownership”) owns or exercises control or direction over not less than:

(a)           twenty- percent (20%) of the issued and outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, RS has the right to nominate two (2) individuals for election to the board of directors of the Company at each Shareholder Meeting; and

(b )           ten percent (10%) of the issued and outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, RS has the right to nominate one (1) individual for election to the board of directors of the Company at each Shareholder Meeting,

(where such designee directors are referred to as the "RS Nominated Directors").

2.           Upon the Nominating Shareholder having Beneficial Ownership or exercising control or direction over less than ten percent (10%) of the outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, the nomination rights provided under Section 1 will be of no further force and effect.

Number of Directors

3.           For so long as the Nominating Shareholder has a right to nominate one or more directors under Section 1 of this Part 28, the number of directors of the Company shall not exceed seven (7) directors without the prior written consent of the Nominating Shareholder.

Nomination Procedure

4.	For so long as the Nominating Shareholder has a right to nominate one or more directors under Section 1 of this Part 28:

(a)
No earlier than ninety (90) days and no later than sixty (60) days prior to the date of each Shareholder Meeting, the Company shall notify RS in writing of the date of the Shareholder Meeting (the “Company Notice”).  The Company Notice shall specify the total number of Company Shares issued and outstanding Calculated on an Undiluted Basis as at the Record Date Notice.

(b)
RS shall have the right and option, exercisable within fifteen (15) days from receipt of the Company Notice (the “Nomination Right Notice Period”) by written notice to the Company (the “Nomination Notice”) to exercise the Nomination Right.  If RS wishes to exercise the Nomination Right, RS must specify in the Nomination Notice (i) the number of Company Shares beneficially owned by the Nominating Shareholder as at the date of the Nomination Notice, (ii) the name of the individual(s) RS wishes to nominate for election to the board of directors of the Company, and (iii) confirm that the nominee(s) are eligible to act as director(s) under the Act or, if the Company is otherwise governed by another statue or regime, that the nominee(s) are eligible to act as a director under such statute or regime.  As soon as reasonably possible after the request by the Company, duly completed forms and any other information in respect of the RS Nominated Directors, as required by the relevant stock exchange, shall be provided by the RS Nominated Directors.

(c)
If RS fails to deliver a Nomination Notice in response to a Company Notice within the Nomination Right Notice Period, then the Company will not be required to nominate individuals identified by RS for election to the board of directors of the Company at the Shareholder Meeting with respect to which RS failed to deliver the Nomination Notice, and RS shall have the right to nominate person(s) for election to the board of directors of the Company at the next Shareholder Meeting in accordance with this Part 28.

(d)
If RS delivers a Nomination Notice in response to a Company Notice within the Nomination Right Notice Period then, subject only to the nominee(s) identified in the Nomination Notice being eligible to act as director(s) of the Company, the Company shall (i) nominate the RS nominee(s) to stand for election to the board of directors of the Company at the Shareholder Meeting, and (ii) solicit proxies from the holders of Company Shares in respect thereof which will be satisfied by delivery of a form of proxy to the holders of Company Shares following standard procedures consistent with past practice.  For greater certainty, the Company (x) shall not be required to retain a third party solicitation agent, and (y) shall include the name of the RS nominee(s) to stand for election to the board of directors of the Company in the proxy to be delivered to each holder of Company Shares in respect of the Shareholder Meeting.  The Nominating Shareholder shall also provide to the Company such other information regarding the RS nominee(s) as may be reasonably requested by the Company so as to comply with applicable proxy disclosure requirements under applicable securities laws, together with such other information, including a biography of the RS Nominated Directors, that is consistent with the information the Company intends to publish about management nominees as directors of the Company in the information circular to be prepared by the Company in connection with the election of directors at a Shareholder Meeting.

Casual Vacancies

5.
In the event that an RS Nominated Director resigns, dies, becomes incapacitated or otherwise ceases to be a director prior to the expiration of his or her term as a director, such vacancy on the board of directors shall be filled by the remaining directors with the nominee identified by RS promptly. The Company shall use all commercially reasonable steps, promptly upon receipt by it of a written notice from RS to fill such vacancy, as are necessary to call (no later than five (5) days following notice of such identified nominee by RS) a meeting of the board of directors to vote on the appointment of such Shareholder Designee to fill such vacancy (or to obtain a vote of the directors by way of unanimous written resolution) and take all such other steps as are required by the Act with respect to such appointment.

Transitional Period

6.
This Part 28 shall remain in effect until the date that is the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when RS no longer has a right to nominate one or more directors under Section 1 of this Part 28.

Inconsistencies

7.	In the event of an inconsistency between a provision of this Part 28 and any other provision of these Articles, the provision of this Part 28 shall prevail.

EXHIBIT I

FORM OF LEGAL OPINION

To the Company and the recipients of securities of Parent (“Recipients”) pursuant to the Merger:

1.
The Parent Common Stock to be issued pursuant to the Merger, including Parent Common Stock issued in respect of Company Restricted Stock, (“Issued Shares”) have been validly authorized and issued as fully paid and non-assessable common shares of Parent to the holders thereof.

2.	The Company Options assumed by Parent pursuant to the Merger (“Assumed Options”) have been validly authorized by Parent.

3.
The Parent Common Stock to be issued on the exercise of Assumed Options (“Option Shares”) have been allotted and reserved for issuance to the holders of the Assumed Options and, upon the due and proper exercise of the Assumed Options in accordance with the terms thereof (including payment of the exercise price therefor), the Option Shares will be validly issued as fully-paid and non-assessable shares of Parent.

4.
The issue of the Issued Shares and Assumed Options by Parent to the Recipients in the manner contemplated in the Merger Agreement has been effected in such manner as to be exempt from the prospectus requirements of Canadian Securities Laws and no prospectus or other document is required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws to permit the issue of the Issued Shares and Assumed Options to the holders thereof; however, Parent is required to, within ten days after the date the Issued Shares are issued file a report on Form 45-106F6 with the British Columbia Securities Commission, and pay the prescribed fees, accompanied by the fee checklist, if any, to the British Columbia Securities Commission.

5.
The issue of the Option Shares upon the due exercise of the Assumed Options in accordance with their terms will be exempt from the prospectus requirements of Canadian Securities Laws and no prospectus or other document will be required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws to permit the issue of the Option Shares to the holders thereof.

6.
No prospectus or other document will be required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws in connection with the first trade of Issued Shares or Option Shares in British Columbia by the holders thereof through registrants duly registered under Canadian Securities Laws who have complied with the relevant provisions of such Canadian Securities Laws and the terms of such registrations, provided that:

(a)	Parent is and has been a “reporting issuer” in a jurisdiction of Canada for the four months immediately preceding the trade;

(b)	such trade is not a “control distribution” as defined in NI 45-102;

(c)	no unusual effort is made to prepare the market or create a demand for the Issued Shares or Option Shares that are the subject of the trade;

(d)	no extraordinary commission or other consideration is paid to a person or company in respect of the trade; and

(e)
if the selling security holder is an “insider” or “officer” of Parent as those terms are defined under Canadian Securities Laws, the selling security holder has no reasonable grounds to believe that Parent is in default of “securities legislation”, as defined in National Instrument 14-101 Definitions (“NI 14-101”).

SCHEDULE 5.9(b)

PERSON

Roivant Sciences Ltd.

SCHEDULE 5.12

DIRECTORS AND OFFICERS

Tiger Designated Directors:
1. Mark Murray
2. Daniel Kisner, Vice Chairman

Owl Designated Directors:
1. Vivek Ramaswamy, Chairman
2. Keith Manchester

Of the three remaining directors to be designated by Parent to be effective immediately following the Effective Time, one director will be designated by the Company and one director will be designated by Parent, each of whom will be designated no later than the date that is five Business Days prior to the mailing of the Proxy Statement and Circular, and the designation of one director will be agreed upon by Parent and Company no later than the date that is five Business Days prior to the mailing of the Proxy Statement and Circular, if possible.

The appointment and designation of each director is subject to such individual delivering to the Parent consents to act as required by the BCBCA.

Should any of the foregoing individuals be unable or unwilling to serve as a director (or fail to deliver the consent to act as required by the BCBCA), then such open director position shall be filled by an individual designated by the party who originally designated the individual for such director position.

The parties shall work together to ensure that the proposed collective board of directors of Parent will satisfy any applicable Nasdaq and TSX requirements relating to number of directors who are independent, financially literate and/or financial experts, as defined by such applicable requirements.

Officers and other Senior Advisors:
Mark J. Murray – Chief Executive Officer

The parties shall work together to agree to additional officers that are to be appointed as at the Effective Time of the Merger.

Should the foregoing individual be unable or unwilling to serve as an officer, then such open officer position shall be filled by mutual agreement by the parties before the Closing.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Tekmira Pharmaceuticals Corporation,
a British Columbia corporation;

TKM Acquisition Corporation,
a Delaware corporation; and

OnCore Biopharma, Inc.,
a Delaware corporation

___________________________

Dated as of January 11, 2015

___________________________

TABLE OF CONTENTS

Section 1.	DESCRIPTION OF TRANSACTION	2

1.1	Merger of Merger Sub into the Company	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	3
1.7	Exchange of Certificates	4
1.8	Issuance of Shares of Surviving Corporation	5
1.9	Tax Consequences	5
1.10	Further Action	6
1.11	Dissenting Shares	6

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6

2.1	Subsidiaries; Due Organization; Etc.	6
2.2	Certificate of Incorporation and Bylaws	7
2.3	Capitalization; Ownership of Subsidiary	7
2.4	Financial Statements	9
2.5	Absence of Changes	10
2.6	Title to Tangible Assets	11
2.7	Equipment; Real Property; Leasehold	12
2.8	Intellectual Property	12
2.9	Contracts	15
2.10	Liabilities	18
2.11	Compliance with Legal Requirements; Regulatory Matters	18
2.12	Certain Business Practices	19
2.13	Governmental Authorizations	19
2.14	Tax Matters	20
2.15	Employee and Labor Matters; Benefit Plans	21
2.16	Environmental Matters	24
2.17	Insurance	25
2.18	Transactions with Affiliates	25
2.19	Legal Proceedings; Orders	25
2.20	Authority; Binding Nature of Agreement	25
2.21	Inapplicability of Section 203 of the DGCL and other Anti-takeover Statute	26
2.22	Vote Required	26
2.23	Non-Contravention; Consents	26
2.24	No Broker Fee	27
2.25	Acknowledgement by the Company	27
2.26	Private Placement	27

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27

3.1	Subsidiaries; Due Organization; Etc.	28
3.2	Certificate of Incorporation and Articles	28

3.3	Capitalization, Etc.	29
3.4	SEC Filings; Canadian Securities Regulatory Filings; Financial Statements	30
3.5	Absence of Changes	33
3.6	No Collateral Benefits	34
3.7	Title to Tangible Assets	35
3.8	Equipment; Real Property; Leasehold	35
3.9	Intellectual Property	35
3.10	Contracts	38
3.11	Liabilities	41
3.12	Compliance with Legal Requirements; Regulatory Matters	41
3.13	Certain Business Practices	43
3.14	Governmental Authorizations	43
3.15	Tax Matters	44
3.16	Employee and Labor Matters; Benefit Plans	47
3.17	Environmental Matters	51
3.18	Insurance	52
3.19	Transactions with Affiliates	52
3.20	Legal Proceedings; Orders	52
3.21	Authority; Binding Nature of Agreement	52
3.22	Inapplicability Anti-takeover Statutes	53
3.23	Vote Required	53
3.24	Non-Contravention; Consents	53
3.25	Opinion of Financial Advisor	54
3.26	No Broker Fee	54
3.27	Valid Issuance	54
3.28	Acknowledgement by Parent	54
3.29	Merger Sub	55

Section 4.	CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD	55

4.1	Access and Investigation	55
4.2	Operation of the Business of the Owl Corporations	55
4.3	Operation of the Business of the Tiger Corporations	59
4.4	No Solicitation	62

Section 5.	ADDITIONAL COVENANTS OF THE PARTIES	64

5.1	Proxy Statement; Information Circular	64
5.2	Federal and State Blue Sky Laws	64
5.3	Parent Stockholders’ Meeting	65
5.4	Company Options and Company Restricted Shares	67
5.5	Employee Benefits	68
5.6	Indemnification of Officers and Directors	69
5.7	Regulatory Approvals and Related Matters	71
5.8	Disclosure	72
5.9	Tax Matters	73
5.10	Listing	74
5.11	Resignation of Officers and Directors	74
5.12	Board of Directors of the Combined Company; Management of the Combined Company	74

5.13	Section 16 Matters	74
5.14	Name of the Combined Corporation and Headquarters	75
5.15	Obligations of Merger Sub	75
5.17	Company Covenant Regarding Registration Statement	75
5.18	Representation Letters	75
5.19	Termination of Agreement	75
5.20	Section 228 Notice Requirements	76

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	76

6.1	Accuracy of Representations	76
6.2	Performance of Covenants	76
6.3	Stockholder Approval	76
6.4	Certificate	76
6.5	No Company Material Adverse Effect	77
6.6	Governmental Approvals	77
6.7	Listing	77
6.8	No Restraints	77
6.9	No Governmental Litigation	77
6.10	FIRPTA Matters	77
6.11	Issuance of Parent Common Stock	77
6.12	Representation Letters	78
6.13	Termination of Agreement	78

Section 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	78

7.1	Accuracy of Representations	78
7.2	Performance of Covenants	78
7.3	Stockholder Approval	78
7.4	Certificate	79
7.5	No Parent Material Adverse Effect	79
7.6	Governmental Approvals	79
7.7	Listing	79
7.8	No Restraints	79
7.9	No Governmental Litigation	79
7.10	Issuance of Parent Common Stock	80
7.11	Registration Rights Agreement	80
7.12	Directors and Officers	80
7.13	Legal Opinion	80

Section 8.	TERMINATION	80

8.1	Termination	80
8.2	Effect of Termination	81
8.3	Expenses; Termination Fees	81

Section 9.	MISCELLANEOUS PROVISIONS	83
9.1	Amendment	83
9.2	Waiver	83

9.3	No Survival of Representations and Warranties	83
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile	83
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	83
9.6	Disclosure Schedules	84
9.7	Attorneys’ Fees	84
9.8	Assignability; No Third Party Rights	84
9.9	Notices	84
9.10	Cooperation	86
9.11	Severability	86
9.12	Construction	86

EXHIBIT A	CERTAIN DEFINITIONS
EXHIBIT B	FORM OF PARENT STOCKHOLDER VOTING AGREEMENT
EXHIBIT C	FORMS OF LOCK-UP AGREEMENT
EXHIBIT D	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E	FORM OF GOVERNANCE AGREEMENT
EXHIBIT F	FORM OF STANDSTILL AGREEMENT
EXHIBIT G	FORM OF REPRESENTATION LETTER
EXHIBIT H	FORM OF GOVERNANCE AMENDMENT TO PARENT ARTICLES
EXHIBIT I	FORM OF LEGAL OPINION
SCHEDULE 5.9(b)	PERSON
SCHEDULE 5.12	DIRECTORS AND OFFICERS